Exhibit 10.40

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

K-V PHARMACEUTICAL COMPANY,

NESHER PHARMACEUTICALS INC.,

DRUGTECH CORPORATION

and

ZYDUS PHARMACEUTICALS (USA), INC.

and

ZYNESHER PHARMACEUTICALS (USA) LLC

dated as of June 17, 2011

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Section 6.15	Compliance with Law	34
Section 6.16	Regulatory Matters	36
Section 6.17	Books and Records; Marketing Materials	36
Section 6.18	Brokers	37
Section 6.19	Accounts Payable	37
Section 6.20	Accounts Receivable	37
Section 6.21	Product Liability	37

ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF BUYER		37

Section 7.01	Corporate Organization	37
Section 7.02	Authority of Buyer	38
Section 7.03	Consents and Approvals	39
Section 7.04	Non-Contravention	38
Section 7.05	Litigation	39
Section 7.06	Investigation	39
Section 7.07	Financing	39
Section 7.08	Solvency	40
Section 7.09	Brokers	40

ARTICLE VIII. COVENANTS AND AGREEMENTS OF THE PARTIES		40

Section 8.01	Operation of Business Prior to Closing	40
Section 8.02	Reasonable Best Efforts	41
Section 8.03	Cooperation	42
Section 8.04	Access	42
Section 8.05	Certain Acquisition Proposals	43
Section 8.06	Confidentiality; Public Announcements	43
Section 8.07	Transitional Services Agreement	44
Section 8.08	Technology and Intellectual Property License Agreement	44
Section 8.09	Supply Agreement	44
Section 8.10	Lease Agreement	44
Section 8.11	Corporate Names	44
Section 8.12	Assistance in Collecting Certain Amounts	45
Section 8.13	Differentiation of Products	45
Section 8.14	Regulatory Matters	45
Section 8.15	Product Returns	46
Section 8.16	Further Assurances	46
Section 8.17	Regulatory Transition by Sellers	46
Section 8.18	Tax Matters	47
Section 8.19	Obligations Concerning Employment	48
Section 8.20	Health and Other Employee Benefits	48
Section 8.21	Health Care Continuation Coverage	50
Section 8.22	WARN Act Liability	50
Section 8.23	Non-Solicitation of Employees, Customers and Suppliers	50
Section 8.24	Products Liability Tail Insurance	52
Section 8.25	Name Change	52

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EXHIBITS

A	-	Form of Escrow Agreement
B	-	Form of Transitional Services Agreement
C	-	Form of Technology and Intellectual Property License Agreement
D	-	Form of Supply Agreement
E	-	Form of Lease Agreement
F	-	Form of Bill of Sale
G	-	Form of Assignment and Assumption Agreement
H	-	Form of IP Assignment Agreement

SELLERS DISCLOSURE SCHEDULE

BUYER DISCLOSURE SCHEDULE

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of June 17, 2011, by and among Zydus Pharmaceuticals (USA), Inc., a New Jersey corporation (“Buyer Parent”), Zynesher Pharmaceuticals (USA) LLC, a Missouri limited liability company and wholly owned subsidiary of Buyer Parent (“Buyer Sub” and, collectively with Buyer Parent, “Buyer”), K-V Pharmaceutical Company, a Delaware corporation (“KV”), Nesher Pharmaceuticals Inc., a Delaware corporation and a wholly owned subsidiary of KV (“Nesher”), and DrugTech Corporation, a Delaware corporation and a wholly owned subsidiary of KV (“DrugTech” and, collectively with KV and Nesher, “Sellers”).

RECITALS

WHEREAS, Sellers are engaged in the business of developing, manufacturing (or having manufactured), marketing, selling and distributing the branded and generic Products (as defined below) in the United States (as defined below) (the “Business”); and

WHEREAS, subject to the terms and conditions of this Agreement, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the relevant assets, tangible and intangible, associated with the Business and the Products comprising the Purchased Assets (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

Article I. Definitions

Section 1.01 Defined Terms.

As used in this Agreement, the following defined terms have the meanings described below:

(a) “8050 Real Property Lease” shall have the meaning set forth in Section 8.10.

(b) “Accounts Receivable” means all trade accounts and notes receivable and other miscellaneous receivables of the Business, including those that are not evidenced by instruments or invoices, net of those reserves described in the Methodology.

(c) “Acquisition Proposal” shall have the meaning set forth in Section 8.05.

(d) “Action or Proceeding” means any action, claim, suit, proceeding, arbitration, Order, inquiry, hearing or assessment, whether civil, criminal, administrative, investigative or informal, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

(e) “Adjustment Amount” shall have the meaning set forth in Section 4.02(c).

(f) “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

(g) “Agreed Inventory” shall have the meaning set forth in Section 4.02(b).

(h) “Assets” of any Person means all assets, whether real, personal or mixed, tangible or intangible (other than, with respect to Sellers, patents, knowhow, trademarks and other intellectual property, which shall exclusively be the subject of the Technology and Intellectual Property License Agreement), absolute, accrued, contingent, fixed or otherwise, and wherever situated, including the goodwill related thereto, owned, assigned to or leased by such Person.

(i) “Assumed Contract” means any of those Product Contracts, Multi-Product Contracts, or Other Material Contracts identified in Schedule 1.01(i), which include the 8050 Real Property Lease, provided, that with respect to Multi-Product Contracts, only to the extent of Sellers’ rights and obligations thereunder which relate to the Products.

(j) “Assumed Liabilities” means exclusively the following Liabilities:

(i) those current accounts payable of the Business as of the Closing, to the extent related to Purchased Assets or to any services to be provided to the Buyer subsequent to the Closing;

(ii) all Liabilities of Sellers pursuant to the terms of the Assumed Contracts for performance from and after the Closing, including any payments required to be made thereunder accruing after the Closing, any customer advances, and any obligations of Sellers to deliver Products following the Closing, provided, that with respect to Multi-Product Contracts, only to the extent of Sellers’ Liabilities thereunder which relate to the Products, and, in each case, excluding Liabilities arising out of any breach of such Assumed Contract by a Seller prior to Closing; and

(iii) Sellers’ obligation to supply the Products and satisfy other applicable obligations following the Closing under all applicable governmental healthcare programs.

For avoidance of doubt, the Assumed Liabilities shall not include any Liabilities associated with Assumed Contracts with customers of the Business not directly related to transactions between Sellers and customers of the Business or any Liabilities expressly identified as Retained Liabilities.

(k) “Base Purchase Price” has the meaning set forth in Section 4.01.

(l) “Books and Records” means all files, documents, instruments, papers, books and records (including scientific and financial) of Sellers or an Affiliate of Sellers to the extent relating to the Purchased Assets, Products or Business, including any pricing lists, customer lists (to the extent owned by Sellers or their Affiliates), vendor lists, financial data, historical sales data, Marketing Materials, regulatory information or files (including adverse event reports and annual regulatory reports), litigation files, adverse claims or demands, investigation information or files, ledgers, financial statements and other financial and accounting records (and related work papers and correspondence from accountants), all records relating to insurance sold or serviced for customer accounts, deeds, title policies, computer files, environmental studies and plans, systems of the independent expert or auditor for current Good Manufacturing Practices (cGMP) required under the Consent Decree, and business records, whether in hard copy, electronic form or otherwise, and other documentation relating to the Products, the Business, the Purchased Assets or the Regulatory Approvals, but excluding any such items (i) to the extent that any applicable Law prohibits their transfer, (ii) to the extent that any transfer without consent or notice thereof would cause Sellers or any of their Affiliates to violate confidentiality provisions thereunder, (iii) to the extent that the disclosure thereof would waive the attorney-client privilege of Sellers with respect thereto, other than the litigation files and records of Sellers relating to the Business, Product or the Purchased Assets, (iv) received from third-parties in connection with their potential acquisition of the Purchased Assets, the Products or the Business, (v) specifically prepared by Sellers for the negotiation of this Agreement, (vi) that are ETHEX Corporation branded Marketing Materials, or (vii) that relate solely to the historical operations of ETHEX Corporation and are not required for the operation of the Business.

(m) “Branded Products” means Micro-K and Micro-K 10 Extencaps branded potassium chloride.

(n) “Business” has the meaning set forth in the recitals to this Agreement.

(o) “Business Day” means a day other than Saturday, Sunday or any day on which banks located in St. Louis, Missouri or located in Ahmedabad, India are authorized or obligated to close.

(p) “Business Permits” has the meaning set forth in Section 6.15(a).

(q) “Buyer Consultant” has the meaning set forth in Section 8.27.

(r) “Buyer Disclosure Schedule” has the meaning set forth in the preamble of Article VII to this Agreement.

(s) “Buyer Fundamental Representations” shall have the meaning set forth in Section 11.01.

(t) “Buyer Governmental Consents” has the meaning set forth in Section 7.03(a).

(u) “Buyer Indemnified Parties” has the meaning set forth in Section 11.02(a).

(v) “Buyer Material Adverse Effect” means any change, effect, condition, fact, circumstance or event that individually or in the aggregate has a material adverse effect on the ability of Buyer to perform its obligations under the Transaction Documents, but shall exclude any change, effect, condition, fact, circumstance or event resulting or arising from (a) conditions affecting the national, regional or world economies generally, but only to the extent that such conditions do not have a materially disproportionate effect on the Buyer; (b) conditions affecting the industries or markets in which Buyer operates, but only to the extent that such conditions do not have a materially disproportionate effect on the Buyer; (c) conditions caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, but only to the extent that such conditions do not have a materially disproportionate effect on the Buyer; (d) conditions arising from the consummation of the transactions contemplated by this Agreement, or the announcement of the execution of, this Agreement or any other Transaction Document in connection with the transactions contemplated by this Agreement; (e) any change in accounting practices or policies of Buyer as required by GAAP; and (f) any changes in Law.

(w) “Buyer Medical Plan” has the meaning set forth in Section 8.20(b).

(x) “Buyer Plans” has the meaning set forth in Section 8.20(a).

(y) “Claim Threshold” has the meaning set forth in Section 11.06(a).

(z) “Closing” has the meaning set forth in Section 5.01.

(aa) “Closing Date” means the date that the Closing actually occurs as provided in Section 5.01.

(bb) “Closing Date Statement” has the meaning set forth in Section 4.02(b).

(cc) “COBRA” has the meaning set forth in Section 8.21.

(dd) “Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time.

(ee) “Computer Software” means the computer software set forth on Schedule 1.01(ee).

(ff) “Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated April 22, 2010 between Buyer or one of its Affiliates and Sellers.

(gg) “Consent Decree” means that certain Consent Decree, filed on March 2, 2009, by and between KV and U.S. Food and Drug Administration.

(hh) “Contract” means any and all legally binding commitments, contracts, purchase orders, leases, instruments, undertakings, or other agreements, whether written or oral.

(ii) “Control” and, with correlative meanings, the terms “controlled by” and “under common control with” means the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of more than 50% of voting securities, by contract, resolution, regulation or otherwise.

(jj) “Copyrights” means registered copyrights, copyright applications, mask works and unregistered copyrights.

(kk) “Corporate Names” has the meaning set forth in Section 8.11(a).

(ll) “Covenants Expiration Date” has the meaning set forth in Section 11.01.

(mm) “Damages” has the meaning set forth in Section 11.02(a).

(nn) “Defense Notice” has the meaning set forth in Section 11.03(a).

(oo) “Determination Date” has the meaning set forth in Section 4.02(a).

(pp) “Direct Claim” has the meaning set forth in Section 11.04.

(qq) “Employee Plan” and “Employee Plans” shall have the meanings set forth in Section 6.13(a).

(rr) “Environmental Condition” has the meaning set forth in Section 8.27.

(ss) “Environmental Laws” means all applicable foreign, federal, state, and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, or permits issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including ambient air, surface water, groundwater, land, or surface or subsurface strata) including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, petroleum, or industrial, toxic or Hazardous Substances or wastes into the environment and Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et. seq. (CERCLA), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et. seq., and the rules and regulations promulgated under any of the foregoing, all as amended and supplemented from time to time, and together with any successors thereto.

(tt) “Environmental Reports” means written reports, notices, audits or inspections, studies performed, correspondence with Governmental and Regulatory Authorities, in the possession of the Sellers or its Affiliates regarding compliance or non-compliance with applicable Environmental Laws or the environmental conditions relating to the Business, the Owned Real Property or Leased Real Property owned or leased by the Sellers at Closing.

(uu) “ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended supplemented from time to time, or any successors thereto.

(vv) “ERISA Affiliate” means a Person which, together with any of the Sellers of any of their Affiliates, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

(ww) “Escrow Account” has the meaning set forth in Section 4.01.

(xx) “Escrow Agreement” has the meaning set forth in Section 4.01.

(yy) “Escrow Amount” has the meaning set forth in Section 4.01.

(zz) “Estimated OWC” has the meaning set forth in Section 4.02(a).

(aaa) “Expiration Date” has the meaning set forth in Section 11.01.

(bbb) “Facilities” means those facilities at which the Products are, or are planned to be, manufactured.

(ccc) “FDCA” means the Federal Food, Drug, and Cosmetic Act of 1938 as amended.

(ddd) “Final OWC” has the meaning set forth in Section 4.02(b).

(eee) “Final OWC Payment” has the meaning set forth in Section 4.02(d).

(fff) “FSAs” has the meaning set forth in Section 8.20(g).

(ggg) “Fundamental Representations” shall have the meaning set forth in Section 11.01.

(hhh) “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

(iii) “Generic Product” means any AB rated pharmaceutical product (i.e., a non-proprietary product) that (i) has the same active ingredient(s) and administration route as a branded pharmaceutical product; (ii) obtained Regulatory Approval solely by means of an abbreviated NDA (ANDA) filing (or similar procedure in a country other than the United States) for establishing bioequivalence; and (iii) does not require any human clinical trials other than solely for purposes of establishing bioequivalence in the abbreviated NDA.

(jjj) “Government Rebates” means all state and federal Medicaid/Medicare rebates related to the Products.

(kkk) “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, or any supra-national organization (including the European Union), state, county, municipality, city or other political subdivision.

(lll) “Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic substances, reactive, corrosive, carcinogenic, flammable or hazardous pollutant or other substance, hazardous wastes or chemicals, petroleum or petroleum distillates, natural gas or synthetic gas, asbestos or asbestos containing materials and all other materials or chemicals regulated pursuant to any Environmental Laws, including those materials defined as “hazardous substances,” “pollutants,” “contaminants,” “petroleum” or “natural gas liquids” as those terms are defined or used in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, special nuclear or by-product material, as defined by the Atomic Energy Act of 1954, 42 U.S.C.A. §3011 et seq. and the rules and regulations promulgated thereunder.

(mmm) “Healthcare Laws” means all federal, state and local health care statutes, rules and regulations of any Governmental Authority applicable to the Business of Sellers, including, without limitation, all such fraud and abuse Laws, rules and regulations, including 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b (federal Anti-Kickback Statute), and the U.S. Health Insurance Portability and Accountability Act of 1996, the HiTech Act of 2009, and all analogous state and local statutes, rules and regulations.

(nnn) “Hired Employees” has the meaning set forth in Section 8.19(b).

(ooo) “Indemnified Party” has the meaning set forth in Section 11.03(a).

(ppp) “Indemnifying Party” has the meaning set forth in Section 11.03(a).

(qqq) “Indemnity Cap” has the meaning set forth in Section 11.06(a).

(rrr) “Indemnity Threshold” has the meaning set forth in Section 11.06(a).

(sss) “Independent Accounting Firm” shall mean an independent nationally recognized accounting firm mutually agreed upon by the Parties.

(ttt) “Intellectual Property” means, collectively, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents; (ii) all Trademarks, fictitious names, brand names, brand marks, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works, all Copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all mask works and all applications, registrations, and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all Computer Software; (vii) all other proprietary rights; (viii) all copies and tangible embodiments of any of the foregoing (in whatever form of medium); (ix) any and all rights to sue for Actions and remedies against past, present and future infringement, dilution or misappropriations of any or all of the foregoing, and rights for priority and protection of interests therein under the Laws of any jurisdiction; and (x) goodwill associated with any of the foregoing.

(uuu) “Inventory” means all raw materials, packaging materials and components used exclusively in the production of the Products, all work-in-process of the Products, and all inventory of finished Products owned as of the Closing by Sellers, that is not defective and is otherwise usable or saleable, whether held at a location or facility of Sellers (or of any other Person on behalf of Sellers) or in transit to or from Sellers (or any such other Person). For avoidance of doubt, the Inventory shall not include (i) any finished Products that have been recalled and which are required to be destroyed pursuant to that certain Consent Decree, (ii) any finished Products that have expired, (iii) any packaging materials and components bearing the ETHEX Corporation trademark, or (iv) any and all clindamycin phosphate, butaconazole nitrate, applicators, caps, trays, and printed packaging components that will be owned by Sellers and stored at the Facilities and used by Buyer to perform its obligations under the Supply Agreement.

(vvv) “KV Periodic Reports” means the documents filed by KV with the Securities Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended and supplemented from time to time, including without limitation periodic reports and proxy statements.

(www) “Knowledge” (and any derivation thereof, whether or not capitalized) means (i) in the case of Sellers, the actual knowledge of Gregory J. Divis, Jr., David S. Hermelin, Thomas S. McHugh, Mark T. Hartman, Gregory S. Bentley, Eric S. Good, Larry G. Miller or Robert O’Neill, in each case, after having made reasonable inquiry and (b) in the case of Buyer, the actual knowledge of Joseph Renner, Prashant Desai, or Ravi Yadavar, in each case, after having made reasonable inquiry.

(xxx) “Law” means any law, statute, treaty or ordinance, or any rule, regulation, Order, published guidelines or administrative pronouncement or judicial or administrative decision promulgated by any Governmental or Regulatory Authority.

(yyy) “Lease Agreement” has the meaning set forth in Section 8.10.

(zzz) “Lease Assignment and Assumption Agreement” has the meaning set forth in Section 8.10.

(aaaa) “Leased Real Property” means the parcels of land more fully described on Schedule 1.01 (aaaa), together with the Sellers’ rights, title and interest in, to and under all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon, all privileges and appurtenances thereto, all easements and rights-of-way used or useful in connection therewith, and all rights and privileges under the Real Property Lease thereto.

(bbbb) “Liability” or “Liabilities” means, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, Action, loss, damage, deficiency, cost, expense, obligation or responsibility, whether known or unknown, secured or unsecured, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due, including any liability for Taxes (whether arising under Treasury Regulation §1.1502-6 or otherwise).

(cccc) “Lien” means any mortgage, pledge, charge, hypothecation, lien (statutory or otherwise), security agreement, easement, covenant or contractual restriction in the nature of a security interest or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

(dddd) “Marketing Materials” means (i) all market research, marketing plans, media plans, advertising, marketing-related clinical study results, form letters and medical queries, sales training materials, customer lists and information with respect to sales of Products (including doctors, GPOs and pharmacists), promotional and marketing books and records owned by Sellers pertaining to the marketing and promotion of the Products; and (ii) the Promotional Materials; provided that “Marketing Materials” shall exclude the labeling of the Products, which shall be deemed part of the Regulatory Approvals, and shall not include any materials bearing the ETHEX Corporation trademark.

(eeee) “Maximum Target OWC” means twenty-seven million dollars ($27,000,000).

(ffff) “Methodology” has the meaning set forth in Section 4.02(a).

(gggg) “Minimum Target OWC” means twenty-five million dollars ($25,000,000).

(hhhh) “Multi-Product Contracts” has the meaning set forth in Section 6.08(b).

(iiii) “Order” means any writ, judgment, decree, injunction, award, ruling or similar order or determination of any Governmental or Regulatory Authority whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in each such case whether preliminary or final).

(jjjj) “Ordinary Course of Business” means such action that is consistent with the ordinary-course past practices of the Business since the entry of Consent Decree and in accordance with its terms.

(kkkk) “Organizational Documents” means, with respect to a Person that is an entity, the articles or certificate of incorporation or formation, bylaws, operating agreement, certificate of partnership or other governing or constituent documents of such Person.

(llll) “Other Material Contracts” has the meaning set forth in Section 6.08(c).

(mmmm) “Other Rebates” means all credits, chargeback rebates, utilization based rebates, reimbursements, refunds, discounts, allowances, returns and similar payments to wholesalers and other distributors, buying groups, insurers and other institutions related to Products.

(nnnn) “Other Sellers Third Party Consents” has the meaning set forth on Section 6.03(c).

(oooo) “OWC” means the current assets included in the Purchased Assets, (i) including (a) Accounts Receivable, (b) any prepaid expenses, and (c) Inventory, less (x) cash and cash equivalents, and (y) the current liabilities included in the Assumed Liabilities, in each case, as determined in accordance with the Methodology.

(pppp) “Owned Real Property” means the real properties set forth on Schedule 1.01(pppp).

(qqqq) “Party” means each of Buyer and Sellers and “Parties” means Buyer and Sellers collectively.

(rrrr) “Patents” means all letters patent and pending applications for patents of the United States and all countries foreign thereto, including regional patents, certificates of invention and utility models, rights of license or otherwise to or under letters patent, certificates of intention and utility models which have been opened for public inspection and all reissues, reexaminations, divisions, continuations and extensions thereof.

(ssss) “Pension/Profit Sharing Plan” has the meaning set forth in Section 6.13(a).

(tttt) “Permitted Liens” means (a) statutory Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’ and repairers’ and other similar liens imposed by Law arising or incurred in the Ordinary Course of Business for Liabilities that are (i) included in the Assumed Liabilities, and (ii) are not yet due and payable, (c) in the case of leases of vehicles, rolling stock and other personal property included in the Assumed Contracts, Liens arising pursuant to the terms of such Assumed Contracts, (d) zoning regulations and restrictive covenants, conditions or easements of record that (i) do not detract in any material respect from the value of the real property; (ii) do not materially and adversely affect, impair, prohibit, prevent or interfere with the use of any real property affected thereby; and (iii) are not currently violated (and future violations will not cause a reversion or forfeiture of title), (e) public utility easements of record, in customary form that do not or would not impair access, ingress or egress or the use or occupancy of the applicable real property in the operation of the Business as currently conducted thereon, and (f) with respect to the Leased Real Property, mortgages, deeds of trust and other security instruments, and ground leases or underlying leases affecting the fee interest in the applicable real property, provided, such liens and underlying instruments: (i) are not in default; and (ii) no event has occurred or will occur as a result of the performance of the obligations under this Agreement, which with notice and/or the passage of time would constitute a default.

(uuuu) “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association, or Governmental or Regulatory Authority.

(vvvv) “Personal Information” has the meaning set forth in Section 6.15(h).

(wwww) “Phase I Reports” has the meaning set forth in Section 8.27.

(xxxx) “Pre-Transfer Tax Period” means all taxable periods or portions thereof ending on or before the Closing Date.

(yyyy) “Post-Transfer Tax Period” means all taxable periods or portions thereof beginning after the Closing Date.

(zzzz) “Privacy Laws” has the meaning set forth in Section 6.15(h).

(aaaaa) “Product” or “Products” means the Branded Products and Generic Products, including, without limitation, each or all of the products listed on Schedule 1.01(aaaaa).

(bbbbb) “Product Contracts” has the meaning set forth in Section 6.08(a).

(ccccc) “Promotional Materials” means those items of advertising and promotional materials and literature owned by Sellers as of the Closing and used in connection with the advertising and promotion of the Products.

(ddddd) “Proposed Final OWC” has the meaning set forth in Section 4.02(b).

(eeeee) “Purchase Price” has the meaning set forth in Section 4.01.

(fffff) “Purchased Assets” means, subject to Section 2.02: (i) all rights, title and interest in and to the Products and the Business relating to the Products; (ii) the Regulatory Approvals; (iii) all fee ownership and leasehold rights to the Owned Real Property; (iv) the Transferred Assets; (v) the Assumed Contracts; (vi) the Marketing Materials; (vii) the Books and Records; (viii) all website addresses and URLs incorporating or referencing any of the Products’ names or Trademarks; (ix) the Inventory; (x) the Accounts Receivable, (xi) prepaid expenses, to the extent such prepaid expenses will benefit the Buyer after the Closing; and (xii) royalty free rights to the Computer Software and the Intellectual Property set forth on Schedule 1.01(fffff) for perpetuity, including goodwill related to the Products and trade name “Nesher.” For the avoidance of doubt, “Purchased Assets” excludes the Retained Assets.

(ggggg) “Real Property Lease” means all leases, tenancy for property or assets, lease guaranties, subleases, licenses, easements, and agreements, whether written, for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all subordination, non-disturbance and attornment agreements and estoppel certificates with respect thereto.

(hhhhh) “Regulatory Approvals” means, (i) with respect to each Product, the New Drug Application or Abbreviated New Drug Application (including those under development), as applicable, set forth on Schedule 1.1(hhhhh) for such Product, all transition items to support path back to market for Facilities and Products pending US Food and Drug Administration approval, all supplements thereto and the official regulatory files, approvals, registrations and authorizations granted by Food and Drug Administration or any other Governmental and Regulatory Authority, correspondence, recertification work plans, certifications and data in Sellers’ possession or control as of the Closing relating thereto, including, but not limited to the labeling of the Products and the NDC labeler code therefor, and (ii) all Business Permits and all applications relating to development, manufacturing, marketing, sales and distribution of Products, including (A) license for controlled substance products, including application for narcotics license, and (B) Drug Enforcement Administration (DEA) licenses and quotas.

(iiiii) “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping, into or onto the environment, as those terms are defined in any Environmental Law, including movement or migration through or in the environment.

(jjjjj) “Required Buyer Third Party Consents” shall have the meaning set forth in Section 7.03(b).

(kkkkk) “Required Sellers Third Party Consents” shall have the meaning set forth in Section 6.03(b).

(lllll) “Restricted Asset” shall have the meaning set forth in Section 2.02(a).

(mmmmm) “Retained Assets” means all Assets of Sellers other than the Purchased Assets, which, for avoidance of doubt, include the Assets listed on Schedule 1.01(mmmmm).

(nnnnn) “Retained Liabilities” means all Liabilities of Sellers other than the Assumed Liabilities, which, for avoidance of doubt, include, all Liabilities, arising at any time, under or with respect to (A) any Employee Plan, (B) any employee benefit plan that is or has been maintained or contributed to by any Seller or any ERISA Affiliate, or the termination or withdrawal from any such plan, (C) any current or former employees or agents of any Seller or any ERISA Affiliate and their compensation and benefits, including any severance, retention, paid time off, vacation pay or similar payments due or that become payable in connection with this Agreement, (D) the employment or termination of employment of any Person by any Seller; provided, that the Retained Liabilities shall not include any unused FSA balance transferred to Buyer at the Closing, and (E) bonus payments accrued through the Closing Date. By example and not by limitation, the term “Retained Liabilities” includes all Liabilities of Sellers for Government Rebates, Other Rebates, recalls and product liability claims with respect to Products sold prior to Closing and any adverse events with respect thereto. Retained Liabilities shall include (x) any Liability for Taxes arising as a result of or with respect to the Business or the Purchased Assets with respect to any taxable period or portion thereof ending on or prior to the Closing Date (for this purpose, non-income Taxes imposed for a Straddle Period shall be allocated in accordance with Section 8.18(a)), (y) any Liability for Taxes that will arise as a result of the consummation of the transactions contemplated by this Agreement, and (z) any Liability for Taxes of any of the Sellers. Retained Liabilities shall also include all Liabilities for Sellers’ retained business, including, but not limited to, consulting fees directly and exclusively related to Sellers’ creams certifications, and all Liabilities to Eurand incurred to satisfy minimum supply obligations to Eurand.

(ooooo) “R&W Expiration Date” has the meaning set forth in Section 11.01.

(ppppp) “Sellers Consultant” has the meaning set forth in Section 8.27.

(qqqqq) “Sellers Disclosure Schedule” has the meaning set forth in the preamble to Article VI of this Agreement.

(rrrrr) “Sellers Fundamental Representations” shall have the meaning set forth in Section 11.01.

(sssss) “Sellers Governmental Consents” has the meaning set forth in Section 6.03(a).

(ttttt) “Sellers Material Adverse Effect” means any change, effect, condition, fact, circumstance or event that individually or in the aggregate has a material adverse effect on the Business and the Purchased Assets taken as a whole, but shall exclude any change, effect, condition, fact, circumstance or event resulting or arising from (a) conditions affecting the national, regional or world economies generally, but only to the extent that such conditions do not have a materially disproportionate effect on the Business and the Purchased Assets taken as a whole; (b) conditions affecting the industries or markets in which Sellers operate, but only to the extent that such conditions do not have a materially disproportionate effect on the Business and the Purchased Assets taken as a whole; (c) conditions caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, but only to the extent that such conditions do not have a materially disproportionate effect on the Business or the Purchased Assets; (d) conditions arising from the consummation of the transactions contemplated by this Agreement, or the announcement of the execution of, this Agreement or any other Transaction Document in connection with the transactions contemplated by this Agreement; (e) any change in accounting practices or policies of Sellers as required by GAAP; and (f) any changes in Law.

(uuuuu) “Sellers Medical Plans” has the meaning set forth in Section 8.20(b).

(vvvvv) “Statement of Assets and Liabilities” has the meaning set forth in Section 6.05.

(wwwww) “Statement of Assets and Liabilities Date” has the meaning set forth in Section 6.05.

(xxxxx) “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

(yyyyy) “Supply Agreement” has the meaning set forth in Section 8.09.

(zzzzz) “Surveys” has the meaning set forth in Section 10.08.

(aaaaaa) “Tax” or “Taxes” means: (i) all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, or other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto; (ii) any Liability for the payment of any amounts of the type described in (i) above as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any taxable period; and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

(bbbbbb) “Tax Returns” shall mean, collectively, all reports, forms, declarations, estimates, returns, information returns, statements, and other documents relating to, or required to be filed in respect of, any Taxes, including any schedule or attachment thereto and any amendment thereof, and the term “Tax Return” means any one of the foregoing Tax Returns.

(cccccc) “Technical Support Agreement” has the meaning set forth in Section 8.24.

(dddddd) “Technology and Intellectual Property License Agreement” has the meaning set forth in Section 8.08.

(eeeeee) “Termination Date” has the meaning set forth in Section 12.01(b).

(ffffff) “Third Party Claims” means Actions, suits, claims or legal, administrative, arbitration, mediation, governmental or other proceedings, or investigations, other than any brought by a Party to this Agreement or an Affiliate of a Party to this Agreement.

(gggggg) “Title Company” has the meaning set forth in Section 5.02(a)(ii).

(hhhhhh) “Title Insurance Policy” or “Title Insurance Policies” have the respective meanings set forth in Section 5.02(a)(iv).

(iiiiii) “Trademarks” means registered and unregistered trademarks and service marks, trademark and service mark applications, domain names, logos, trade names, and trade dress.

(jjjjjj) “Transaction Documents” means this Agreement, the Transitional Services Agreement, the Technology and Intellectual Property License Agreement, the Supply Agreement, the Lease Agreement and each other agreement, document, certificate or instrument delivered pursuant hereto or thereto.

(kkkkkk) “Transferred Assets” means, subject to the procedures set forth in Section 8.28, the assets listed on Schedule 1.01(kkkkkk).

(llllll) “Transitional Services Agreement” has the meaning set forth in Section 8.07.

(mmmmmm) “United States” or “US” means the United States of America, its territories and possessions, including the District of Columbia and Puerto Rico.

(nnnnnn) “WARN Act” has the meaning set forth in Section 8.22.

(oooooo) “Welfare Plan” has the meaning set forth in Section 6.13(a).

Section 1.02 Construction of Certain Terms and Phrases.

Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, including the Exhibits hereto; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; and (f) the term “including” or “includes” means “including without limitation” or “includes without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. References to “Dollars” or “$” refer to United States Dollars.

Article II. Purchase and Sale of Purchased Assets

Section 2.01 Purchase and Sale of Purchased Assets.

(a) Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, transfer, convey, assign and deliver to Buyer, free and clear from all Liens other than Permitted Liens, and Buyer shall purchase, acquire and accept from Sellers, all of Sellers’ right, title and interest, as of the Closing, in and to the Purchased Assets.

(b) Notwithstanding anything contained in this Agreement to the contrary, (i) from and after the Closing, Sellers shall retain all of their right, title and interest in and to the Retained Assets; and (ii) Sellers may retain an archival copy of all Assumed Contracts, Books and Records, Marketing Materials and other documents or materials conveyed hereunder (but Sellers shall not use any such archival copy for any purposes other than as permitted herein, including preparation of Tax Returns, KV Periodic Reports, financial statements and related reports or the investigation, prosecution or defense of litigation, arbitration or actual or threatened claims against or involving the Sellers or for which the Sellers may owe indemnification or liability hereunder).

Section 2.02 Assignability and Consents.

(a) Notwithstanding anything to the contrary contained in this Agreement, if the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any Asset that would be a Purchased Asset is (i) prohibited by any applicable Law or (ii) would require any authorizations, approvals, consents or waivers from a third Person or Governmental or Regulatory Authority and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, then in either case the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such Asset (the “Restricted Asset”) and this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery of such Restricted Asset; provided that nothing in this Section 2.02 shall be deemed to waive the rights of Buyer not to consummate the transactions contemplated by this Agreement if the conditions to its obligations set forth in Article X have not been satisfied.

(b) Subject to Section 8.02, in the event that the Closing proceeds without the sale, assignment, transfer, conveyance or delivery of any Restricted Asset set forth in Section 2.02(a), then, from and after the Closing, (i) Sellers shall use their respective best efforts to preserve intact such Restricted Asset, (ii) the Parties shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers as are required to transfer such Restricted Asset to Buyer, and (iii) pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such Restricted Asset and to Sellers the benefits, including any indemnities, that, in each case, it would have obtained had the Restricted Asset been conveyed to Buyer at the Closing.

(c) To the extent that Buyer is provided the benefits pursuant to Section 2.02(b) of any Contract which, but for the lack of an authorization, approval, consent or waiver to assign such Contract to Buyer, would be an Assumed Contract, from and after the Closing, Buyer shall perform for the benefit of the other parties thereto the Liabilities of Sellers thereunder, including any payments to be made thereunder which are included in the Final OWC or first accrue after the Closing.

(d) If authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any Restricted Asset is obtained after the Closing, Sellers shall promptly assign such Restricted Asset to Buyer at no additional cost to Buyer.

Article III. Assumption of Liabilities

Section 3.01 Assumption of Assumed Liabilities.

(a) Subject to the terms and conditions of this Agreement, as of the Closing Date and effective upon the Closing, Buyer agrees to assume, satisfy, perform, pay and discharge the Assumed Liabilities.

(b) Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not assume, and Sellers shall remain liable for, the Retained Liabilities.

Article IV. Purchase Price and Payment

Section 4.01 Purchase Price.

The aggregate consideration to be paid by Buyer to Sellers for the Purchased Assets shall be the sum of (i) Sixty Million Dollars ($60,000,000), subject to adjustment as provided in Section 4.02 (as adjusted, the “Base Purchase Price”), and (ii) the assumption of the Assumed Liabilities (collectively, the “Purchase Price”). Subject to and in accordance with the other terms and conditions of this Agreement, Buyer shall deliver the Base Purchase Price less the Escrow Amount to Sellers at Closing by wire transfer of immediately available funds to the account designated in writing by Sellers. The sum of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Escrow Amount”) shall be deposited by Buyer into an escrow account (the “Escrow Account”) to be established pursuant to that certain escrow agreement substantially in the form of Exhibit A attached hereto (the “Escrow Agreement”), with such changes as the Escrow Agent may reasonably request. The purpose of the Escrow Amount plus accrued interest thereon is to secure payment, if any, of (i) the Final OWC Payment payable to Buyer, as determined in accordance with Section 4.02 of this Agreement, and (ii) the indemnification obligations of Sellers to Buyer under Article XI of this Agreement. The Escrow Amount plus accrued interest thereon shall be disbursed in accordance with, and shall be subject to the terms of the Escrow Agreement.

Section 4.02 Working Capital Adjustments to the Base Purchase Price.

(a) No later than three (3) Business Days prior to the date scheduled for the Closing, Sellers shall deliver to Buyer an estimate of the OWC as of the Closing Date (the “Estimated OWC”), which shall be prepared by Sellers in good faith in accordance with the principles, methodologies, and line items set forth on Schedule 4.02(a) hereto and, to the extent applicable, in accordance with GAAP; provided, that in the event of a conflict between GAAP and the principles, methodologies, and line items set forth on Schedule 4.02(a) hereto, the principles, methodologies, and line items set forth on Schedule 4.02(a) hereto shall control (collectively, the “Methodology”). Simultaneously with the delivery of the Estimated OWC, Seller shall deliver to Buyer documentation sufficient to confirm the accuracy of the Estimated OWC. The Estimated OWC shall be updated as of the last business day immediately preceding the Closing Date (the “Determination Date”) to reflect the Agreed Inventory, as determined in accordance with Section 4.02(b).

(b) On the Determination Date, Sellers will (i) cause a physical inventory to be taken of the Inventory at the Facilities, and (ii) obtain a list of all Inventory held by Sellers’ third-party logistics provider as of the Determination Date. Sellers and Buyer shall have the right to have representatives present during the physical inventory, and shall mutually agree to the amount of the Inventory as of the Closing Date based on the results of the physical inventory, as supplemented by the list of Inventory held by the Sellers’ third-party logistics providers (such agreed amount being the “Agreed Inventory”). The Agreed Inventory shall be final, binding and conclusive on the Parties for purposes of determining the Estimated OWC, the Final OWC, any Adjustment Amount and any Final OWC Payment.

(c) It is the intent of the Parties that in the event the OWC exceeds the Minimum Target OWC, the economic benefit of such excess, to the extent of such excess, shall be allocated between the Parties as follows: (i) the first $500,000 of such excess to the Sellers, (ii) the second $500,000 of such excess to the Buyer, (iii) the next $1,000,000 of such excess, shared equally between the Sellers and the Buyer, and (iv) any remaining excess to the Buyer. The following Sections 4.02(d) through (h) shall be interpreted to give effect to such intent.

(d) In the event that the Estimated OWC exceeds the Minimum Target OWC, then, at Closing, the Buyer shall pay to the Sellers, (i) an amount equal to the lesser of the excess of the Estimated OWC over the Minimum Target OWC or $500,000; and (ii) to the extent the Estimated OWC exceeds $26,000,000, an additional amount equal to the lesser of fifty percent of the excess of the Estimated OWC over $26,000,000 or $500,000. Any such payment shall be deemed an increase to the Base Purchase Price. There shall be no adjustment to the Base Purchase Price in respect of any amount by which the Estimated OWC exceeds the Maximum Target OWC. In the event that the Estimated OWC is less than the Minimum Target OWC, then the Base Purchase Price shall be decreased at Closing on a dollar-for-dollar basis by an amount equal to the difference between the Minimum Target OWC and the Estimated OWC. In the event that the Estimated OWC is equal to the Minimum Target OWC, there shall be no adjustment to the Base Purchase Price at Closing. The amount by which the Base Purchase Price shall be increased or decreased pursuant to this Section 4.02(d), if any, is the “Adjustment Amount” and the Base Purchase Price, as so adjusted at Closing, is the “Closing Base Purchase Price.”

(e) Promptly following the Closing Date, but in no event later than 90 days after the Closing Date, Buyer will prepare and submit to Sellers a statement (the “Closing Date Statement”) setting forth in reasonable detail, Buyer’s calculation of the OWC as of the Closing Date (the “Proposed Final OWC”). The Proposed Final OWC shall be prepared in accordance with the Methodology. The Proposed Final OWC shall include a reasonably detailed explanation of the calculation of the Proposed Final OWC and documentation sufficient to confirm the accuracy of such calculation. During the period from the Closing Date until the date that the Final OWC is agreed to by Sellers and Buyer, Sellers shall give Buyer and Buyer’s auditors, and Buyer shall give Sellers and Sellers’ auditors, such assistance and access to the assets and books and records of the Business as Buyer and Buyer’s auditors and Sellers and Sellers’ auditors shall reasonably request during normal business hours in order to review and report on the Final OWC. If Sellers dispute the correctness of the Proposed Final OWC and/or believe that additional documentation or information must reasonably be provided in order to determine the correctness of the Proposed Final OWC, Sellers will notify Buyer in writing of their objections no later than 15 days after receipt of the Closing Date Statement and will set forth, in writing and in reasonable detail, the amount, nature and basis for Sellers’ objections. If Sellers deliver a notice of objections within such 15-day period, Sellers and Buyer will endeavor in good faith to resolve any disputed matters no later than 15 days after Buyer’s receipt of Sellers’ notice of objections. If Sellers and Buyer are unable to resolve the disputed matters within 15 days from the date of receipt of Sellers’ notice of objections, Sellers and Buyer will immediately appoint the Independent Accounting Firm to resolve the matters in dispute in a manner consistent with this Section 4.02(e), and the determination of the Independent Accounting Firm in respect of the correctness of each matter remaining in dispute will be final, binding and conclusive on the Parties. The determination of the Independent Accounting Firm will be based solely on presentations by Sellers and Buyer and will not be by independent review. Buyer and Sellers shall cause the Independent Accounting Firm to make its final determination within 60 days from the date of its appointment to resolve the disputes. The fees and expenses of the Independent Accounting Firm will be paid one-half by Sellers and one-half by Buyer. The OWC as of the Closing Date, as finally determined pursuant to this Section 4.02(e) (whether by agreement of Sellers and Buyer or by determination of the Independent Accounting Firm), is referred to herein as the “Final OWC.”

(f) In the event that the Final OWC exceeds the Minimum Target OWC, then the Sellers shall be entitled to receive from the Buyer an amount equal to the sum of the Base Purchase Price (without giving effect to the Adjustment Amount) plus, (i) an amount equal to the lesser of the excess of the Final OWC over the Minimum Target OWC or $500,000; and (ii) to the extent the Final OWC exceeds $26,000,000, an additional amount equal to the lesser of fifty percent of the excess of the Final OWC over $26,000,000 or $500,000. There shall be no adjustment to the Base Purchase Price in respect of any amount by which the Final OWC exceeds the Maximum Target OWC. In the event that the Final OWC is less than the Minimum Target OWC, then the Base Purchase Price (without giving effect to the Adjustment Amount) shall be decreased on a dollar-for-dollar basis by an amount equal to the difference between the Minimum Target OWC and the Final OWC. In the event that the Final OWC is equal to the Minimum Target OWC, there shall be no adjustment to the Base Purchase Price (without giving effect to the Adjustment Amount). The Base Purchase Price (without giving effect to the Adjustment Amount), as increased or decreased pursuant to this Section 4.02(f), if any, is the “Final Base Purchase Price.”

(g) If the Final Base Purchase Price is greater than the Closing Base Purchase Price, the Buyer shall pay to Sellers an amount equal to the amount by which the Final Base Purchase Price exceeds the Closing Base Purchase Price. If the Final Base Purchase Price is less than the Closing Base Purchase Price, the Sellers shall pay to Buyer an amount equal to the amount by which the Closing Base Purchase Price exceeds the Final Base Purchase Price.

(h) Any amounts payable by Sellers pursuant to Section 4.02(g) (any such payment pursuant to Section 4.02(g), whether by Sellers or Buyer, the “Final OWC Payment”) will (i) first be made out of the Escrow Account, and (ii) if the amounts in the Escrow Account is not sufficient for the Final OWC Payment, Sellers shall pay remainder of the Final OWC Payment to Buyer, not later than five Business Days after the determination of the Final OWC by wire transfer of immediately available funds to an account designated in advance in writing by Buyer. Any Final OWC Payment payable by Buyer will be paid, not later than five Business Days after the determination of the Final OWC by wire transfer of immediately available funds to an account designated in advance in writing by Sellers.

Section 4.03 Allocation of Purchase Price.

The Purchase Price shall be allocated among the Purchased Assets and the Technology and Intellectual Property License Agreement, in accordance with Section 1060 of the Code and the treasury regulations promulgated thereunder, and the Buyer and the Sellers agree to (a) be bound by the allocation, (b) act in accordance with the allocation in the preparation of financial statements and filing of all Tax Returns (including, without limitation, filing Internal Revenue Service Form 8594 with their United States federal income Tax Return) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (c) take no position and cause their Affiliates to take no position inconsistent with the allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Purchase Price allocated to the Purchased Assets shall separately allocate a specific amount to the Intellectual Property that constitutes Purchased Assets. The Buyer shall after consultation with the Sellers initially determine and send a written schedule to the Sellers of the allocation of the Purchase Price within ninety (90) days after the Closing Date. The Sellers will be deemed to have accepted such allocation schedule unless they provide written notice of disagreement to the Buyer within twenty (20) Business Days after the receipt of the Buyer’s notice of allocation. If the Sellers provide such notice of disagreement to the Buyer, then the Parties shall proceed in good faith to determine the allocation in dispute. If, within ten (10) days after the Buyer receives the Sellers’ notice of disagreement, the Parties have not reached agreement, then the Independent Accounting Firm shall be engaged to determine the final allocation in dispute. The final allocation schedule shall be made in accordance with the principles set forth on Schedule 4.03.

Section 4.04 Payment of Sales, Use and Other Taxes; Bulk Sales.

Sellers and Buyer shall each be 50% responsible for the payment of all sales, transfer, documentary, use, stamp, registration, real property transfer, recording, and other similar Taxes and fees (including any penalties and interest) that may become due or payable as a result of the sale, conveyance, assignment, transfer or delivery of the Purchased Assets, and shall jointly prepare and file all necessary Tax Returns and other documentation with respect thereto. To the extent that any applicable exemption certificate shall reduce the amount of such Taxes, Buyer shall furnish Sellers with such exemption certificate.

Section 4.05 Waiver of Bulk Sales Laws.

Except as provided in Section 5.02(a)(xxii), the Parties each waive compliance with the bulk sales Laws and any other similar Laws (including state Tax laws) in any applicable jurisdiction in respect of the transactions contemplated by this Agreement; provided, however, that the Sellers shall pay and discharge when due all Liabilities or Damages asserted against Buyer or the Purchased Assets by reason of such noncompliance and shall promptly take all necessary actions required to remove any Liens which may be placed upon any of the Purchased Assets by reason of such noncompliance.

Article V. Closing

Section 5.01 Time and Place.

Unless this Agreement is earlier terminated pursuant to Article XII, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”), shall take place on the date that is not later than seven (7) Business Days after the date on which all conditions to Closing (other than conditions the fulfillment of which is to occur at the Closing) are satisfied or waived (the “Closing Date”). The Closing shall take place at the offices of Thompson Coburn LLP, One US Bank Plaza, St. Louis, Missouri 63101, or at such other time or place as the Sellers and Buyer may agree in writing.

Section 5.02 Deliveries at Closing.

(a) Closing Deliveries by Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Buyer:

(i) physical possession of all tangible real and personal property included in the Purchased Assets, including (A) the Owned Real Property and the Leased Real Property free and clear of any and all tenancies, ownership or occupancy rights; (B) the Transferred Assets; (C) the Inventory (which shall be delivered at the respective locations thereof at the time of the Closing); (D) the Regulatory Approvals (to the extent transferable); (E) the Marketing Materials; and (F) the Books and Records (which shall include the final pre-Closing transaction numbers of each series maintained by the Sellers with respect to the Business), and a duly executed Bill of Sale in substantially the form attached hereto as Exhibit F; provided, that to the extent the Books and Records include historical records of ETHEX Corporation or other records unrelated to the operation of the Business following the Closing, Sellers and Buyer shall cooperate for a period of 90 days following the closing to identify and transfer to Buyer the portion of such records that will be transferred to Buyer hereunder;

(ii) a special warranty deed or such other deed or assignment with Seller’s covenants as to prior acts against title, as may be required by Buyer or Buyer’s title company (the “Title Company”) and in a recordable form satisfactory to Buyer conveying to Buyer good, marketable and insurable title to all of the Owned Real Property, free and clear of any Liens (other than Permitted Liens);

(iii) duly executed deeds of transfer or other instruments effecting transfer of equipment and motor vehicles that are Purchased Assets;

(iv) an owner’s affidavit with respect to the Owned Real Property, as requested by Buyer and Buyer’s title insurer (if any) to the extent necessary to delete the so-called “standard exceptions” from any title insurance policy issued to Buyer and such other documents required by the Title Company to issue an ALTA Owner’s Title Insurance Policy (each a “Title Insurance Policy” and collectively, the “Title Insurance Policies”) and in a form and substance acceptable to Buyer to induce Buyer to accept such title to each Owned Real Property;

(v) a certification, in form and substance reasonably satisfactory to Buyer, from each Seller providing that such Seller is not a “foreign person,” for purposes of Section 1445 of the Internal Revenue Code and related regulations;

(vi) a duly executed original Technology and Intellectual Property License Agreement;

(vii) a duly executed original Transitional Services Agreement;

(viii) a duly executed original Supply Agreement;

(ix) a duly executed original Lease Agreement;

(x) a duly executed original Escrow Agreement;

(xi) a duly executed original Lease Assignment and Assumption Agreement;

(xii) a duly executed Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit G, assigning to Buyer all rights of Sellers in and to the Assumed Contracts, in accordance with Section 2.02 hereof;

(xiii) an assignment of any of Sellers’ builder or manufacturer warranties on any of the Owned Real Property or any component thereof;

(xiv) a duly executed IP Assignment Agreement with respect to transferred Intellectual Property in substantially the form attached hereto as Exhibit I;

(xv) copies of all Sellers Governmental Consents and Required Sellers Third Party Consents and all Other Sellers Third Party Consents obtained as of Closing;

(xvi) copies of notices to the FDA (on appropriate FDA forms) for the transfer of ownership to Buyer of the Abbreviated New Drug Applications, as well as other required notices to any Regulatory Authority or Government Authority concerning the Regulatory Approvals, including notices concerning controlled substance applications and licenses;

(xvii) a certificate dated as of the Closing Date and signed on its behalf by each Sellers’ secretary to the effect that: (A) the resolutions of the stockholders and the board of directors of the Sellers authorizing the actions taken in connection with the contemplated transactions by the Sellers were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified; (B) each officer or other individual executing this Agreement and each of the Transaction Documents to which the Sellers are a party is an incumbent officer or otherwise duly authorized to execute such agreements and documents on behalf of the Sellers and the specimen signature on such certificate is his or her genuine signature; (C) Sellers have filed all applicable notices to the FDA (on appropriate FDA forms) of the transfer of ownership to Buyer of the Abbreviated New Drug Applications; and (D) the Sellers have fulfilled or Buyer has waived all conditions set forth in Article X hereof that are required to be fulfilled by it on or prior to the Closing Date;

(xviii) a list of purchase orders and commitments to be performed after the Closing under the Assumed Contracts;

(xix) a written consent in form and substance reasonably satisfactory to Buyer and Buyer’s lender for the assignment of the 8050 Real Property Lease requiring consent to assign as determined by Buyer, and, if requested by Buyer’s lender, a waiver of landlord liens and collateral access agreement from the landlord or other party under such 8050 Real Property Lease in form and substance reasonably satisfactory to Buyer and Buyer’s lender;

(xx) an estoppel certificate in form and substance reasonably satisfactory to Buyer and Buyer’s lender with respect to the 8050 Real Property Lease, dated no more than 30 days prior to the Closing Date, from the other party to such 8050 Real Property Lease and from any Lien holder or holder of any interest in the Leased Real Property which is not subordinate to the 8050 Real Property Lease;

(xxi) a subordination, non-disturbance and attornment agreement in form and substance reasonably satisfactory to Buyer with respect to (i) the 8050 Real Property Lease from any Lien holder or holder of any interest in the Leased Real Property which is not subordinate to the 8050 Real Property Lease and (ii) the Lease Agreement from the trustee under that certain Deed of Trust, Leasehold Deed of Trust, Security Agreement and Fixture Filing dated March 23, 2006 by MECW, LLC in favor of Steve Dieckmann, as trustee, for the benefit of LaSalle Bank National Association;

(xxii) a tax clearance certificate issued in the name of Sellers by applicable Tax authorities in the State of Missouri;

(xxiii) releases and Lien discharges and any other documents reasonably requested by Buyer reflecting the satisfaction in full of, and release of any Liens (other than Permitted Liens) securing, the Purchased Assets; and

(xxiv) the certificates and other documents to be delivered pursuant to Article X hereof.

(b) Closing Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Sellers:

(i) the Base Purchase Price, less the Escrow Amount (which Buyer shall deliver at Closing to the Escrow Agent);

(ii) a duly executed original Technology and Intellectual Property License Agreement;

(iii) a duly executed original Transitional Services Agreement;

(iv) a duly executed original Supply Agreement;

(v) a duly executed original Lease Agreement;

(vi) a duly executed original Escrow Agreement;

(vii) a duly executed Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit G, assigning to Buyer all rights of Sellers in and to the Assumed Contracts, in accordance with Section 2.02 hereof;

(viii) a duly executed IP Assignment Agreement with respect to transferred Intellectual Property in substantially the form attached hereto as Exhibit I.

(ix) such instruments of assumption and other instruments or documents, in form and substance reasonable acceptable to Sellers and Buyer, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities;

(x) copies of all Buyer Governmental Consents;

(xi) a certificate dated the Closing Date and executed by a duly authorized officer of Buyer certifying the fulfillment of the conditions set forth in Section 10.01 and Section 10.02; and

(xii) the certificates and other documents to be delivered pursuant to Article IX hereof.

Article VI. Representations and Warranties of Sellers

Sellers, jointly and severally, represent and warrant to Buyer as of the date hereof and as of the Closing, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate Sections hereof) supplied by Sellers to Buyer and dated as of the date hereof (the “Sellers Disclosure Schedule”), as follows:

Section 6.01 Organization.

Each of Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its Assets, including the Purchased Assets, and carry on the Business as currently conducted by it. Each of Sellers is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify could not reasonably be expected, individually or in the aggregate, to have a Sellers Material Adverse Effect. The Sellers have heretofore made available to Buyer true, correct and complete copies of the Sellers’ Organizational Documents as currently in effect.

Section 6.02 Authority of Sellers.

Each of Sellers has all necessary power and authority and has taken all actions necessary to enter into the Transaction Documents and to carry out the transactions contemplated thereby. Each of Sellers has taken all action required by Law, its Organizational Documents or otherwise to be taken by it to authorize the execution and delivery of the Transaction Documents by Sellers and the consummation of the transactions contemplated thereby. The Transaction Documents have been duly and validly executed and delivered by Sellers and, when executed and delivered by Buyer, will constitute the legal, valid and binding obligations of Sellers enforceable against each of them in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 6.03 Consents and Approvals.

(a) Section 6.03(a) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all consents, waivers, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority that are required by or with respect to Sellers in connection with the execution and delivery of the Transaction Documents by Sellers or the performance of their obligations hereunder (the “Sellers Governmental Consents”).

(b) Section 6.03(b) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all consents, waivers, approvals, or authorizations of, or notices to, any third party (other than a Governmental or Regulatory Authority) that are required by or with respect to

Sellers in connection with the execution and delivery of this Agreement and the other Transaction Documents by Sellers or the performance of their obligations hereunder and thereunder which Sellers and Buyer acknowledge and agree are material to conduct of the Business (the “Required Sellers Third Party Consents”).

(c) Section 6.03(c) of the Sellers Disclosure Schedule sets forth a complete and accurate list of other consents, waivers, approvals, or authorizations of, or notices to, any third party (other than a Governmental or Regulatory Authority) that are required by or with respect to Sellers in connection with the execution and delivery of this Agreement and the other Transaction Documents by Sellers or the performance of their obligations hereunder and thereunder, which Sellers and Buyer acknowledge and agree are not material to conduct of the Business (the “Other Sellers Third Party Consents”).

(d) Other than the Sellers Governmental Consents, the Required Sellers Third Party Consents and Other Sellers Third Party Consents, no other consent is required for the execution, delivery and performance by Sellers of the Transaction Documents to which it is a Party, except where the failure to obtain such consent would not have a Sellers Material Adverse Effect.

Section 6.04 Non-Contravention.

(a) The execution and delivery by Sellers of this Agreement and the other Transaction Documents does not, and the performance by them of their respective obligations under this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:

(b) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Sellers;

(c) assuming the receipt of all Sellers Governmental Consents, conflict with or result in a violation or breach (or an event which, with notice or lapse of time or both, would constitute a breach or violation) of any term or provision of any Law applicable to Sellers, the Business, the Products or the Purchased Assets or any Assumed Contract, other than such conflicts, violations or breaches as would not have a Sellers Material Adverse Effect;

(d) assuming the receipt of all Required Sellers Third Party Consents, conflict with or result in a violation or breach (or an event which, with notice or lapse of time or both, would constitute a breach or default) of any term or provision of any Assumed Contract, other than such conflicts, breaches or defaults as would not have a Sellers Material Adverse Effect;

(e) result in the acceleration or modification, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received under any Assumed Contract to which any of the Sellers is a party or by which it is bound, except as would not have a Sellers Material Adverse Effect; or

(f) result in termination, amendment or modification of, or give any party the right to terminate, modify, amend, abandon, cancel or refuse to perform any Assumed Contract to which any of the Sellers is a party or by which, it is bound, except as would not have a Sellers Material Adverse Effect.

Section 6.05 Statement of Assets and Liabilities.

An unaudited Statement of Assets and Liabilities of the Business as of March 31, 2011 (the “Statement of Assets and Liabilities Date”) is set forth on Section 6.05 of the Sellers Disclosure Schedule and is hereinafter referred to as the “Statement of Assets and Liabilities.” The Statement of Assets and Liabilities is true, correct and complete and fairly presents, in all material respects, the Assets and Liabilities of the Business as of the Statement of Assets and Liabilities Date and has been prepared from the Books and Records of the Sellers and, to the extent applicable, in accordance with the Methodology. The Business does not have any Liabilities as of the Statement of Assets and Liabilities Date that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Business taken as a whole, except for (A) Liabilities incurred since the Statement of Assets and Liabilities Date in the Ordinary Course of Business, and (B) those set forth in the unaudited Statement of Assets and Liabilities.

Section 6.06 Absence of Certain Changes or Events.

Except (i) for Liabilities incurred in connection with this Agreement or any transaction contemplated hereby, (ii) as disclosed in the KV Periodic Reports filed prior to the date of this Agreement insofar as such KV Periodic Reports pertain to the Business, and (iii) as permitted by this Agreement, since the Statement of Assets and Liabilities Date, the Sellers have conducted the Business in the Ordinary Course of Business, and there have not been any changes, circumstances or events which would have had or would reasonably be expected to have a Sellers Material Adverse Effect.

Section 6.07 Taxes.

Except as otherwise set forth in Section 6.07 of the Sellers Disclosure Schedule, (i) all Tax Returns required to have been filed by or with respect to (x) Nesher, and (y) the Business or Purchased Assets of KV have been duly filed or caused to be filed, on or before the due date thereof (including any valid extensions); (ii) each such Tax Return (including any amendment thereto) correctly and completely reflects Liability for Taxes and is true, correct, and complete in all other material respects; (iii) all Taxes of (x) Nesher, and (y) relating to the Business and the Purchased Assets of KV and its Affiliates, other than Nesher, whether or not shown on any Tax Return have been timely paid; (iv) there is adequate provision in the Statement of Assets and Liabilities for Liability for all unpaid Taxes relating to the Business and Purchased Assets, being current Taxes not yet due and payable, as adjusted for the passage of time through the Closing Date; and (v) to the Knowledge of Sellers, there is no valid basis for the assessment of any deficiency with regard to any such Tax Return referenced in (i), above. There are no Liens or attachments on any of the Purchased Assets or the Business with respect to any Taxes. Except as set forth in Section 6.07 of the Sellers Disclosure Schedule, there are no pending or, to the Knowledge of Sellers, proposed or threatened Actions, audits, disputes, investigations, claims, proposals or assessments for or relating to any Taxes of (x) Nesher, or (y) relating to the Business or the Purchased Assets of KV and its Affiliates, other than Nesher.

Neither (x) Nesher, or (y) with respect to the Business or the Purchased Assets, KV, is the beneficiary of any extension of time within which to file any Tax Return, nor has any of them made any request therefor. No written claim has ever been made by an authority in a jurisdiction where (x) Nesher, or (y) with respect to the Business or Purchased Assets, KV, does not file Tax Returns that any of them is subject to taxation by that jurisdiction. Each of the Sellers has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects. Neither (x) Nesher, or (y) with respect to the Business or the Purchased Assets, KV, is subject to a waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency. Neither (x) Nesher, or (y) with respect to the Business or the Purchased Assets, KV, is subject to any private ruling from any taxing authority of any contract or agreement with a taxing authority.

Section 6.08 Certain Contracts.

(a) Section 6.08(a) of the Sellers Disclosure Schedule sets forth a complete and correct list of each Contract to which Sellers or any of their Affiliates is a party with a value in excess of $50,000 and that relates exclusively to the development, manufacture, marketing, storage, sale or distribution of any of the Products or relates exclusively to the purchase of raw materials, excipients, packaging, goods or services used in the development, manufacture, marketing, storage, sale or distribution of Products (collectively, the “Product Contracts”). Sellers have made available to Buyer complete and correct copies of all Contracts identified in Section 6.08(a) of the Sellers Disclosure Schedule.

(b) Section 6.08(b) of the Sellers Disclosure Schedule sets forth a complete and correct list of each Contract to which Sellers or any of their Affiliates is a party and pursuant to which Sellers or their Affiliates sells one or more Products, together with other pharmaceutical products of Sellers, to a third party (the “Multi-Product Contracts”). Sellers have made available to Buyer copies of all Multi-Product Contracts; provided that such copies have been redacted to prevent disclosure of information not related to the Products.

(c) Except for the Contracts set forth in Section 6.08(c) of the Sellers Disclosure Schedule (“Other Material Contracts”), the Product Contracts and the Multi-Product Contracts are the only Contracts material to Sellers’ conduct of the Business in the Ordinary Course of Business. Each of the Product Contracts, the Multi-Product Contracts, and the Other Material Contracts is in effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Sellers or an Affiliate of Sellers except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Sellers have performed all of their required material obligations under, and are not in material violation or breach of or default under, any such Contract; and to the Knowledge of Sellers no other party to the Product Contracts, the Multi-Product Contracts or the Other Material Contracts is in material violation or breach of or default under any such Contract; and to the Knowledge of Sellers no event or condition has occurred or exists which would cause acceleration of any obligation or loss of any rights of any party to the Product Contracts, the Multi-Product Contracts or the Other Material Contracts or give rise to right of termination or cancellation thereof.

Section 6.09 Title to and Condition of Assets.

(a) Section 6.09(a) of the Sellers Disclosure Schedule sets forth, as of the date of this Agreement, an accurate description in all material respects of all real property owned in fee by the Sellers and included in the Purchased Assets (“Owned Real Property”). With respect to the Owned Real Property, except as set forth in Section 6.09(a) of the Sellers Disclosure Schedule: (i) except for Permitted Liens, Sellers have not leased or otherwise granted to any Person any Lien on such Owned Real Property or any other right to use or occupy such Owned Real Property or any portion thereof; (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; (iii) the improvements on the Owned Real Property have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of the Business operated thereon to be operated in the Ordinary Course of Business as currently operated; (iv) the material improvements located on the Owned Real Property, taken as a whole, are in sufficiently good condition (except for ordinary wear and tear) to allow the Business to be operated in the Ordinary Course of Business as currently operated; (v) as of the date of this Agreement, the Sellers have received no written notice of any pending condemnation proceeding and, to the Knowledge of the Sellers, no condemnation proceeding is threatened, which, in each case, would preclude or materially impair the use of any Owned Real Property for the uses for which it is intended; (vi) to the Knowledge of the Sellers, the Sellers have received no written notice that the current use of the Owned Real Property by the Business violates in any material respect any restrictive covenants of record affecting any of the Owned Real Property; (vii) to the Knowledge of the Sellers, neither the operations of Sellers on any of the Owned Real Property nor any improvements on the Owned Real Property violate any applicable building code, zoning requirement or other statute or ordinance; (viii) to the Knowledge of the Sellers, none of Sellers has received any notice of any pending or contemplated special or added assessments against the Owned Real Property; (ix) to the Knowledge of Sellers, there are no material structural defects in any structure on the Owned Real Property; (x) to the Knowledge of Sellers, Sellers have obtained all material permits and any other material licenses or authorizations required in connection with the construction, repair, maintenance, ownership, use, and occupation of the Owned Real Property and operation of the Business thereon, and each such permit and each other license or authorization is in good standing, valid and effective in accordance with its respective terms, and Sellers are not in default thereunder; (xi) to the Knowledge of the Sellers, Sellers have materially satisfied all conditions to any and all applicable site plan, subdivision or construction approvals obtained from any Governmental or Regulatory Authority related to the Owned Real Property and (xii) Sellers have not posted any bonds or deposits with any Governmental or Regulatory Authority related to the Owned Real Property, which remain outstanding with such Governmental or Regulatory Authority.

(b) Section 6.09(b) of the Sellers Disclosure Schedule accurately sets forth, as of the date of this Agreement, a true and complete description, by street address or other location information, of the Leased Real Property, together with the name of, date of and parties to the Real Property Lease related thereto. Sellers have delivered to the Buyer correct and complete copies of the lease and subleases (as amended to date) listed on Section 6.09(b) of the Sellers Disclosure Schedule. With respect to the Leased Real Property, except as otherwise set forth on Section 6.09(b) of the Sellers Disclosure Schedule: (i) subject to such Real Property Lease being terminated in the Ordinary Course of Business and in accordance with the terms thereof, the

Sellers have a valid and enforceable leasehold interest under the Real Property Lease, and the Real Property Lease is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and as enforceability may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; (ii) subject only to consent requirements contained in the Real Property Leases themselves, the consummation of the transactions contemplated by this Agreement will not cause the Real Property Lease to fail to continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement; (iii), to the Knowledge of the Sellers, neither Sellers nor any other party to the Real Property Lease is in default under the Real Property Lease, and, to the Knowledge of the Sellers, no event (including the consummation of the transactions contemplated by this Agreement) has occurred which, with notice and/or the lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder or would permit any party thereunder to seek payment of a fee in connection with the consummation of the transactions contemplated by this Agreement; (iv) Sellers have received no written notice of any pending condemnation proceeding and, to the Knowledge of Sellers, no condemnation proceeding is threatened, which, in each case, would preclude or materially impair the use of the Leased Real Property for the uses permitted by the Real Property Lease; (v) Sellers have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; (vi) the Real Property Lease has not been modified, supplemented, or amended; (vii) to the Knowledge of the Sellers, the consummation of the transactions contemplated by this Agreement will not require any consent or approval of any lien holder with respect to the fee ownership interest related to the Leased Real Property or any landlord or sub-landlord under the Real Property Lease; and (viii) to the Knowledge of the Sellers, the Business is a permitted use of the Leased Real Property under all applicable Laws.

(c) Except as set forth in Section 6.09(c) of the Sellers Disclosure Schedule, Sellers have good and valid title to, or have the right to use, all the tangible properties and assets of the Business (excluding Real Property) that are material to the conduct of the Business, with only such exceptions as constitute Permitted Liens. The equipment, machinery and other tangible personal property included in the Transferred Assets that are material to the conduct of the businesses of the Business are in good operating condition and repair for assets of like type and age, ordinary wear and tear excepted. Except as otherwise expressly contemplated in the Transitional Services Agreement and the Technology and Intellectual Property License Agreement, the Purchased Assets comprise all of the Assets that are adequate to conduct the Business with respect to the manufacture, quality control and other aspects of the Business related to the Products set forth on Section 1.01(aaaaa) under the headings “Approved Products” and “Pending Products” as the Business was conducted by the Sellers prior to December 19, 2008 (the “Historical Operations”); provided, however, that Sellers make no such representation or warranty hereunder in respect of (i) any planned operation of the Business by Buyer following the Closing Date in a manner inconsistent with the Historical Operations, or (ii) any finding or determination following the date hereof regarding the adequacy or condition of the Transferred Assets by the FDA or any other Governmental or Regulatory Authority, or any third party auditor, CGMP expert or consultant acting pursuant to the Consent Decree or on behalf of any Governmental or Regulatory Authority. At the Closing, upon delivery of and payment for the

Purchased Assets in accordance with the terms of this Agreement, Buyer will acquire good and valid title to all of the Purchased Assets, in each case free and clear of all Liens, other than Permitted Liens and any Liens created by any actions of Buyer or its Affiliates. No Purchased Assets used by Sellers in connection with the Business (other than the Leased Real Property) is held under any lease or encumbrance or is located other than in the possession of the Sellers.

(d) Except as set forth on Section 6.08(c) of the Sellers Disclosure Schedule, with respect to the Intellectual Property that is being transferred to Buyer hereunder or licensed to Buyer under the Technology and Intellectual Property License Agreement, Sellers represent and warrant that Sellers own or have the right to use, transfer, license and/or assign such Intellectual Property as necessary under the terms of this Agreement; the transfer of such Intellectual Property will not alter or impair any such rights or require any consent or approval of third parties; the Intellectual Property used in the Business to produce the Products set forth on Section 1.01(aaaaa) under the heading “Approved Products” is subsisting, in full force and effect, has not been canceled, expired, or abandoned, and is valid and enforceable; and that Sellers’ use of the Intellectual Property in the Business to produce the Products set forth on Section 1.01(aaaaa) under the heading “Approved Products” does not infringe upon, misappropriate or otherwise violate any Intellectual Property rights owned or controlled by any third party.

Section 6.10 Environmental Matters

(a) Except as set forth in the Environmental Reports and Section 6.10 of the Sellers Disclosure Schedules:

(b) The Sellers are in compliance in all material respects with all applicable Environmental Laws with respect to the Owned Real Property and Leased Real Property.

(c) There are no suits, claims, Actions or Proceedings pending against the Sellers, nor have any of them received any written notification of any allegation of any actual or potential responsibility for (i) any alleged violation or failure to comply with the applicable Environmental Laws or (ii) any alleged Release or threatened Release of any Hazardous Substance generated by the Sellers.

(d) There has been no treatment, storage or Releases of Hazardous Substances resulting from the operation of the Business at the Owned Real Property and the Leased Real Property in violation of Environmental Law.

(e) There have been no consent decrees, consent orders, judgments or judicial or administrative orders under Environmental Law issued by any Governmental or Regulatory Authority against the Sellers.

(f) The Sellers have obtained all necessary permits, approvals, registrations, required by applicable Environmental Laws to occupy the Leased Real Property and Owned Real Property and to operate the Business.

(g) To the Knowledge of the Sellers, none of the following has existed on either the Leased Real Property or the Owned Real Property: Hazardous Substances treatment, storage or disposal facilities; asbestos-containing material; aboveground and/or underground Hazardous Substances storage tanks and related piping; septic tank systems; pits or sumps used to collect or drain Hazardous Substance; landfills; Hazardous Substance disposal areas; Hazardous Substance surface impounds; wells; or articles or equipment containing polychlorinated biphenyls.

(h) All past non-compliance, if any, of the Sellers with Environmental Laws have been resolved without any pending, ongoing or future obligation or cost.

(i) Copies of all Environmental Reports are set forth on Section 6.10(i) of the Sellers Disclosure Schedule and each such Environmental Report has been made available to Buyer prior to the date hereof.

Section 6.11 Inventory.

All of the Inventory (i) are usable or saleable in the Ordinary Course of Business, except for normal and customary amounts of scrap or unsalable Products; and (ii) were produced or manufactured in accordance with the specifications for such Products as set forth in the applicable Regulatory Approval and substantially in compliance with applicable Law. Sellers at Closing will have, and Buyer will receive at Closing, good and valid title to the Inventory, free and clear of any Liens other than Permitted Liens.

Section 6.12 Litigation.

Except as described in Section 6.12 of the Sellers Disclosure Schedule, there are no Actions or Proceedings pending or, to the Knowledge of Sellers, threatened against, relating to, affecting or arising in connection with (a) the Purchased Assets or the Business; (b) this Agreement or the other Transaction Documents; (c) the transactions contemplated by this Agreement or the other Transaction Documents; (d) Assumed Liabilities; or (e) the Products. Except as described in Section 6.12 of the Sellers Disclosure Schedule, there are no outstanding Orders (other than the Regulatory Approvals) that apply, or may apply, to the Purchased Assets or the Business that restrict the ownership, disposition or use of the Purchased Assets by the Buyer. Sellers are not currently planning to initiate any legal Proceeding that could in any manner affect the Purchased Assets, the Business or the Assumed Liabilities.

Section 6.13 Employee Plans.

(a) Except as set forth on Section 6.13 of Sellers Disclosure Schedule, neither Sellers nor any ERISA Affiliate maintains, is required to maintain or contribute to or otherwise participates in (i) any employee pension benefit plan, including any employee stock ownership plan (“Pension/Profit Sharing Plan”), or any employee welfare benefit plan (“Welfare Plan”) (as such terms are defined in ERISA), or any other pension, profit sharing, retirement or thrift plan, policy, practice or arrangement or (ii) any other employment, compensation, deferred compensation, incentive, severance, termination, retention, change-in-control, employee benefit, welfare, fringe benefit, retirement, stock purchase, stock option or other equity-based compensation plan, policy, program, practice, understanding, agreement or arrangement of any kind whatsoever, whether formal or informal, providing for benefits for or the welfare of any or all of the current or former employees or agents of Sellers or any ERISA Affiliate or their beneficiaries or dependents (all of the foregoing in items (i) and (ii) being referred to herein collectively as the “Employee Plans” and individually as an “Employee Plan”).

(b) Except as set forth on Section 6.13 of Sellers Disclosure Schedule, neither Sellers nor any ERISA Affiliate has maintained, contributed to or been required to contribute to, or incurred any liability with respect to, nor do any of the Hired Employees participate in, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (ii) a defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Title IV or Section 302 of ERISA. No amount is due or owing from Sellers on account of a “multiemployer plan” (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

(c) Except as set forth on Section 6.13 of Sellers Disclosure Schedule, no Employee Plan provides, and neither Sellers nor any ERISA Affiliate has incurred current or projected liability in respect of, benefits, including without limitation death, health or medical benefits (whether or not insured), with respect to current or former employees of Sellers or any ERISA Affiliate beyond their retirement or other termination of service with Sellers or any ERISA Affiliate (other than (A) coverage mandated by applicable law, or (B) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

(d) Sellers have made available to Buyer a true, correct and complete copy of each Employee Plan. Each Employee Plan has been maintained in all material respects in accordance with its terms and with applicable Law. No individual who has performed services for the Business has been improperly excluded from participation in any Employee Plan, except as would not have a Sellers Material Adverse Effect.

(e) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereunder, could (either alone or in combination with any other event) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

Section 6.14 Labor Matters.

Except as described in Section 6.14 of Sellers Disclosure Schedule or as would not have a Sellers Material Adverse Effect: (a) there is no unfair labor practice, complaint, charge or other matter against or involving Sellers or, to the Knowledge of Sellers, threatened before any Governmental or Regulatory Authority with respect to the Business; (b) there is no labor strike, organizing effort, slow down, stoppage or other material labor difficulty pending against or involving Sellers or, to the Knowledge of Sellers, threatened against or affecting Sellers; and (c) there are no grievance nor collective bargaining agreements to which Sellers are a party.

Section 6.15 Compliance with Law.

(a) Except as described in Section 6.15 of the Sellers Disclosure Schedule, since April 1, 2009, Sellers (i) have operated the Business substantially in compliance with all applicable Laws, and (ii) hold all permits, licenses, variances, exceptions, orders and approvals of all Governmental or Regulatory Authorities (including the FDA) used or necessary for the lawful conduct of the Business as currently conducted (the “Business Permits”). Section 6.15 of the Sellers Disclosure Schedule sets forth a list of Business Permits issued to Sellers or used in the Business. Such Business Permits are in full force and effect, and the Business is currently being conducted in compliance with such Business Permits. Except as described in Section 6.15 of the Sellers Disclosure Schedule, Sellers have not received any notice from any Governmental or Regulatory Authority or any other third party of unresolved violation or alleged violation of any Laws or Orders applicable to the Business, Purchased Assets or their ownership thereof. No Action or Proceeding is pending or, to the Knowledge of Sellers, threatened to revoke, refuse to renew or modify any of the Business Permits. Since April 1, 2009, to the Knowledge of Sellers, Sellers have not engaged in any anticompetitive or unfair business practices relating to the Business.

(b) Since April 1, 2009, any necessary and required updates, changes, corrections or modification to the Business Permits have been submitted to the FDA or other Governmental or Regulatory Authority.

(c) Since April 1, 2009, all preclinical studies, bioequivalence studies and clinical trials, and other studies and tests conducted by or, to the Knowledge of Sellers, on behalf of Sellers, have been, and if still pending are being, conducted in material compliance with all applicable Laws, including applicable Laws of foreign governments, including, but not limited to, the FDCA and its applicable implementing regulations.

(d) Since April 1, 2009, to the Knowledge of Sellers, Sellers have not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental or Regulatory Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or similar policies, set forth in any applicable Laws. Except as disclosed in Section 6.15 of the Sellers Disclosure Schedule, since April 1, 2009, neither Sellers, nor, to the Knowledge of Sellers, any of its officers or key employees has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. Section 335a. No Action that would reasonably be expected to result in such a material debarment or exclusion is pending or, to the Knowledge of Sellers, threatened against Sellers, or any of its respective officers or employees.

(e) Except as described in Section 6.15(e) of the Sellers Disclosure Schedule, Sellers are not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental or Regulatory Authority.

(f) Since April 1, 2009, neither Sellers, nor, to the Knowledge of Sellers, any officer, director, employee, agent or other Person acting on behalf of Sellers, has directly or indirectly violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption statute. To the Knowledge of Sellers, there is not now, and there has never been, any employment by Sellers of, or beneficial ownership in Sellers by, any governmental or political official in any country in the world.

(g) Except as disclosed in the KV Periodic Reports or in Section 6.15 of the Sellers Disclosure Schedule, since April 1, 2009, neither Sellers, nor to the Knowledge of Sellers, any of their respective current executive officers, directors or employees in such capacity has been or is currently (i) suspended, excluded or debarred from participation in any federal health care program, including Medicare and Medicaid, (ii) subject to any Action, Court Order or settlement, or, to the Knowledge of Sellers, any inquiry, in each case, under the Healthcare Laws. Since April 1, 2009, Sellers have maintained in all material respects all records, and have made all disclosures and reports to Governmental and Regulatory Authorities, required to be maintained or made by the Healthcare Laws.

(h) Since April 1, 2009, Sellers have been and are in compliance in all material respects with all applicable Laws (“Privacy Laws”) related to the protection of information about an identifiable individual (“Personal Information”) that is collected, used or disclosed in connection with the Business. Since April 1, 2009, Sellers have obtained all necessary consents in compliance with all applicable Privacy Laws for the transfer to Buyer of any Personal Information from the Sellers to Buyer.

(i) Solely with respect to Business, Sellers have (A) fully disclosed or fairly summarized in all material respects the substance of all of their material communications with representatives of the FDA; since April 1, 2009, and (B) no Knowledge of any pending communication from the FDA that would cause Sellers to revise their strategy for seeking approval from the FDA for any of Sellers’ products or services.

(j) Notwithstanding the forgoing, the representations and warranties contained in this Section 6.15 will not apply to the subject of the representations and warranties set forth in Section 6.07 (Taxes), Section 6.10 (Environmental Matters), Section 6.13 (Employee Plans) and Section 6.14 (Labor Matters).

Section 6.16 Regulatory Matters.

The Regulatory Approvals are owned exclusively by Sellers. Except as set forth on Section 6.16 of the Sellers Disclosure Schedule, none of the Regulatory Approvals are transferable by Sellers to Buyer. All Regulatory Approvals relating to Potassium Chloride Products are current and in full force and effect. Other than the Consent Decree, and except for applications for Regulatory Approvals that have been denied by the applicable Governmental or Regulatory Authority, there is no Action or Proceeding by any Governmental or Regulatory Authority pending, or to the Knowledge or Sellers, threatened seeking the recall of any Products or the revocation or suspension of any Regulatory Approval.

Section 6.17 Books and Records; Marketing Materials.

The Books and Records and have been maintained by Sellers in the Ordinary Course of Business, and reasonably reflect the matters set forth therein. Buyer at Closing will receive good and valid title to the Books and Records and Marketing Materials, free and clear of any Liens other than Permitted Liens.

Section 6.18 Brokers.

Sellers have not retained any broker in connection with the transactions contemplated by the Transaction Documents, other than Jefferies & Company, the fees and expenses of which will be borne exclusively by Sellers. Buyer has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with the Transaction Documents or the transactions contemplated thereby by reason of any action taken by or on behalf of Sellers.

Section 6.19 Accounts Payable.

Except as set forth on Section 6.18 of the Sellers Disclosure Schedule, there is no such accounts or notes payable relating to Purchased Assets that is past due according to its terms, except those contested in good faith and disclosed on Section 6.18 of the Sellers Disclosure Schedule.

Section 6.20 Accounts Receivable.

Section 6.19 of the Sellers Disclosure Schedule contains a true and complete listing of the Accounts Receivable as of the close of business on the Business Day before the date hereof, showing the amount of each receivable, and carrying value of each receivable and an adding amounts due thereunder. The Accounts Receivables represent valid obligations and bona fide transactions made in the Ordinary Course of Business.

Section 6.21 Product Liability.

Since April 1, 2009, each Product developed, sold or delivered by Sellers have been in conformity in all material respects with all Product specifications and all express and implied warranties. To the Knowledge of Sellers, since April 1, 2009, neither Sellers nor any of their Affiliates has any Liability for any customer or Product obligations not reserved against on the Statement of Assets and Liabilities.

Article VII. Representations and Warranties of Buyer

Buyer represents and warrants to Sellers as of the date hereof and as of the Closing, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate Sections hereof) supplied by Buyer to Sellers and dated as of the date hereof (the “Buyer Disclosure Schedule”), as follows:

Section 7.01 Corporate Organization.

Buyer Parent is a New Jersey corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and Buyer Sub is a limited liability company duly organized, validly existing and in good standing under the laws of Missouri and each Buyer has all requisite power and authority to own its assets and carry on its business as currently conducted by it. Each Buyer is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify could not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. The Buyer has heretofore made available to Sellers, true, correct and complete copies of each Buyer’s Organizational Documents as currently in effect.

Section 7.02 Authority of Buyer.

Each Buyer has all necessary power and authority and has taken all actions necessary to enter into the Transaction Documents and to carry out the transactions contemplated thereby. The Board of Directors of each Buyer has taken all action required by Law, its Organizational Documents or otherwise to be taken by it to authorize the execution and delivery of the Transaction Documents by each Buyer and the consummation of the transactions contemplated thereby. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by Buyer and, when executed and delivered by Sellers, will constitute a legal, valid and binding obligation of Buyer enforceable against them in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 7.03 Consents and Approvals.

(a) Section 7.03 of the Buyer Disclosure Schedule sets forth a complete and accurate list of all consents, waivers, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority that is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents by Buyer or the performance of its obligations thereunder, except for such consents, waivers, approvals, Orders or authorizations the failure to obtain which, and such registrations, declarations or filings the failure to make which, would not have a Buyer Material Adverse Effect or materially impair or delay Buyer’s ability to perform its obligations under the Transaction Documents (the “Buyer Governmental Consents”).

(b) Section 7.03(b) of the Buyer Disclosure Schedule sets forth a complete and accurate list of all consents, waivers, approvals, or authorizations of, or notices to, any third party (other than a Governmental or Regulatory Authority) that are required by or with respect to Buyer in connection with the execution and delivery of the Transaction Documents by Buyer or the performance of their obligations thereunder, except for such consents, waivers, approvals, or authorizations the failure to obtain which, and such notices the failure to give which, would not have a Buyer Material Adverse Effect or materially impair or delay Buyer’s ability to perform its obligations under the Transaction Documents (the “Required Buyer Third Party Consents”).

(c) Other than the Buyer Governmental Consents and the Required Buyer Third Party Consents, no other consent is required for the execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, except where the failure to obtain such consent would not have a Buyer Material Adverse Effect.

Section 7.04 Non-Contravention.

The execution and delivery by Buyer of this Agreement and the other Transaction Documents do not, and the performance by it of its obligations under this Agreement and the other Transaction Documents and the consummation of the transactions contemplated thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Buyer;

(b) assuming the receipt of all consents, waivers, approvals, Orders or authorizations of Governmental and Regulatory Authorities required to be obtained by Buyer and the making of all registrations, declarations or filings with Governmental and Regulatory Authorities required to be made by Buyer, conflict with or result in a violation or breach of any term or provision of any Law applicable to Buyer; or

(c) conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation or imposition of any Lien, other than Permitted Lien upon any Contract to which Buyer is a party or by which Buyer or any of its assets is bound.

Section 7.05 Litigation.

There are no Actions or Proceedings pending, or to the Knowledge of Buyer threatened, against, relating to, affecting or arising in connection with (a) this Agreement or the other Transaction Documents or (b) the transactions contemplated by this Agreement or the other Transaction Documents, which would reasonably be expected to have a Buyer Material Adverse Effect. Buyer is not subject to any Order that could reasonably be expected to have a Buyer Material Adverse Effect or materially impair or delay the ability of Buyer to perform its obligations hereunder or under any of the other Transaction Documents.

Section 7.06 Investigation.

Buyer acknowledges that it is relying on (i) the representations and warranties of the Sellers contained in Article VI of this Agreement and (ii) its own investigation and analysis in entering into the transactions contemplated by the Transaction Documents. Buyer is knowledgeable about the industries in which the Business operates and is capable of evaluating the merits and risks of the transactions contemplated by the Transaction Documents and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded full access to the Books and Records, facilities and personnel of the Business for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Business.

Section 7.07 Financing.

Buyer has, or will have at the Closing, immediately available funds necessary to pay the Base Purchase Price and perform its other obligations under the Transaction Documents and to pay all of its fees and expenses incurred in connection with the transactions contemplated thereby. Buyer affirms that it is not a condition to the Closing or to any of its other obligations under the Transaction Documents that Buyer obtain financing for or related to any of the transactions contemplated thereby.

Section 7.08 Solvency.

Immediately after giving effect to the transactions contemplated hereby, Buyer and each of its subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities). No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by the Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of Buyer and its subsidiaries.

Section 7.09 Brokers.

Buyer has not retained any broker in connection with the transactions contemplated under the Transaction Documents. Sellers have no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with the Transaction Documents or the transactions contemplated thereby by reason of any action taken by or on behalf of Buyer.

Article VIII. Covenants and Agreements of the Parties

Section 8.01 Operation of Business Prior to Closing.

From the date of this Agreement to the Closing Date, Sellers shall conduct the Business in the Ordinary Course of Business and shall not, other than in the Ordinary Course of Business, enter into, modify, terminate or amend any Contracts (a) giving any third parties any rights, title or interests in the Business, the Products, the Regulatory Approvals, or the Purchased Assets, or (b) creating any Liens on the foregoing other than Permitted Liens, or (c) adversely affecting any post-Closing rights of Buyer to those Contracts. Sellers agree that, other than in the Ordinary Course of Business or with Buyer’s prior written consent (which consent shall not be unreasonably withheld), after the date of this Agreement Sellers will not take any action with respect to any Contract that would (x) extend the term of such Contract with respect to any Product, (y) create or agree to any additional obligations with respect to any Product, or (z) otherwise adversely affect Buyer (other than to terminate any such Contract in the Ordinary Course of Business). From the date of this Agreement to the Closing Date, Sellers (A) will use commercially reasonable efforts to: (i) preserve its Business, (ii) preserve its relationship with clients, customers, suppliers, vendors, service providers, insurance carriers, brokers, agents, personnel and others relating to the Purchased Assets and Business, (iii) preserve intact Purchased Assets, (iv) keep in full force and effect and comply with, in all material respects, without amendment, all Business Permits, certificates, licenses, approvals and authorizations required under all Laws in connection with the Business and the Purchased Assets, and comply in all material respects with all Laws applicable to the Business and Purchased Assets, (B) shall not (i) enter into, amend, modify or terminate without cause any employment, severance, consulting or similar Contract or arrangement with any Person who may be a Hired Employee, (ii) increase the base salary, commission, bonus or other incentive compensation for any employee who may be a Hired Employee, except as required by contractual obligations, (iii) enter into, adopt, amend or terminate any Contract described in Section 6.08, (iv) amend its Organizational Documents, (v) incur, create, assume or suffer to exist any restriction, Lien, tenancy, encroachment covenant, condition, right-of-way, easement, claim, charge or other matter adversely affecting title on any of the Purchased Assets, (vi) accelerate the collection of any Accounts Receivable or delay the payment of any accounts payable or other Liabilities, (vii) accelerate any sales of Products to Customers, or offer or provide any incentive to any Customer to accelerate its orders for or purchases of Products, (viii) offset against or otherwise utilize any Accounts Receivable to satisfy, in whole or in part, any Liabilities of Sellers or their Affiliates to any Person to the extent that any such Liabilities are Retained Liabilities or otherwise have not arisen in the Ordinary Course of Business or do not relate directly to the Business, (ix) waive or surrender any rights related to any pending or threatened legal Proceeding to the extent affecting the Business or the Purchased Assets, (x) make, change or revoke any Tax election or enter into any Contract or arrangement with respect to Taxes affecting the Business or the Purchased Assets without the prior written consent of the Buyer, which shall not be unreasonably withheld, or (xi) take any action that would materially adversely affect any of the Purchased Assets, the Business or the prospect of the Business, and (C) authorize, recommend, propose or announce an intention to do any of the foregoing set forth in this Section 8.01, or enter into any Contract to do any of the foregoing set forth in this Section 8.01.

Section 8.02 Reasonable Best Efforts.

(a) Subject to Section 8.02(b) below, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action, or to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents and to cause the conditions to the obligations of the other Party hereto to consummate the transactions contemplated hereby and thereby to be satisfied, including obtaining all consents and approvals of all Persons and Governmental or Regulatory Authorities and removing any injunctions or other impairments or delays that are necessary, proper or advisable to the consummation of the transactions contemplated by the Transaction Documents. Notwithstanding any provision of this Agreement to the contrary, the “reasonable best efforts” of the Sellers shall not require the Sellers or any of their Affiliates to (i) expend any money in the aggregate in excess of $25,000 to remedy any breach of any representation or warranty hereunder, (ii) commence any litigation or arbitration proceeding, or (iii) offer or grant any accommodation (financial or otherwise) to any third party to obtain any consent required for the consummation of the transactions contemplated hereby and thereby; provided that if the Sellers or their respective Affiliates elect to remedy such breach, Sellers shall not be deemed to be in breach of such representation or warranty for purposes of determining Buyer’s obligations to consummate the transactions contemplated hereby and thereby pursuant to Article X. Sellers shall be responsible for payment or assumption of all costs, expenses and financial accommodations required to be incurred in order to obtain any of the Sellers Governmental Consents, Required Sellers Third Party Consents or Other Sellers Third Party Consents. Sellers shall use their reasonable best efforts to take, or cause to be taken, all actions, or to do, or cause to be done, all things necessary, proper or advisable, including make necessary filings with relevant Governmental or Regulatory Authorities for the transfer of Sellers rights in water supply, telephone, gas and electric connections, drainage and other public utilities necessary for the conduct of the Business, to Buyer.

(b) From the date hereof until the Closing, Sellers shall use their reasonable best efforts to obtain all Other Sellers Third Party Consents. From and after the Closing, Sellers shall have no obligation to obtain any Other Sellers Third Party Consent, provided, however, Sellers shall provide reasonable assistance to Buyer, at Buyer’s request to obtain such Other Sellers Third Party Consent. Sellers shall have no Liability to Buyer for any failure to obtain any Other Sellers Third Party Consent or to transfer to Buyer any Contract (or portion thereof) the transfer of which would require Sellers to obtain an Other Sellers Third Party Consent.

Section 8.03 Cooperation.

Each Party shall cooperate fully and promptly with the other Party in preparing and filing all notices, applications, submissions, reports and other instruments and documents that are necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by the Transaction Documents, including Sellers’ cooperation in the efforts of Buyer to obtain any consents and approvals of any Governmental or Regulatory Authority required for Buyer to be able to own the Purchased Assets.

Section 8.04 Access.

(a) From the date hereof until the Closing, Sellers shall, and shall cause their relevant Affiliates to, permit Buyer and its representatives to have access, including permitting Buyer’s representatives to place appropriate identification labels and tags on the Purchased Assets during regular business hours and upon reasonable advance notice, to the Assets of the Business that will be Purchased Assets, subject to reasonable rules and regulations of Sellers and any applicable Laws. No investigation or receipt of information by Buyer or any of its representatives, whether before or after the execution and delivery of this Agreement, shall diminish or obviate any of the representations, warranties, covenants or agreement of Sellers under this Agreement. In addition, Sellers shall furnish Buyer with such additional financial, operating and other relevant data and information as Buyer may reasonably request.

(b) Upon reasonable request of Sellers, Buyer shall at all times following the Closing, to the extent permitted by Law and reasonable rules and regulations of Buyer, grant to Sellers and their representatives the right, during normal business hours, to inspect and copy the Books and Records and other documents obtained from Sellers in Buyer’s possession and to interview Hired Employees, to the extent pertaining to the operation of the Business prior to the Closing Date, and in connection with Actions or Proceedings (except as otherwise stated in Section 8.04(c) below).

(c) Buyer agrees to keep and maintain all Books and Records and other documents obtained from Sellers in existence on the Closing Date for a period of seven years and make personnel of Buyer, including Hired Employees, available to Sellers or their representatives to the extent such access is reasonably related to any Retained Assets or otherwise necessary for Sellers to comply with the terms of this Agreement or comply with any applicable Law; it being understood that Sellers shall reimburse Buyer promptly for its reasonable and necessary out of pocket expenses incurred in complying with any such request by or on behalf of Sellers.

Section 8.05 Certain Acquisition Proposals.

During the period from the date of this Agreement to the Closing Date, or until such earlier date as this Agreement may be terminated in accordance with its terms, neither Sellers nor any of their respective Affiliates, officers, directors, managers, employees, counsel, representatives or other agents retained by or acting on behalf of Sellers, directly or indirectly, will (i) seek, solicit, initiate, participate, encourage or otherwise facilitate (including by way of furnishing information) the submission of inquiries, proposals or offers from any entity or group (other than Buyer) relating to the possible acquisition or disposition of the Business or the Purchased Assets or parts thereof (each an “Acquisition Proposal”), or (ii) enter into, participate or cooperate in or pursue any discussions or negotiations regarding or that reasonably may be expected to lead to an Acquisition Proposal or furnish to any person or entity information concerning Seller for purposes of facilitating any Acquisition Proposal. If any Person (other than Buyer or its agents), directly or indirectly, contacts any of the Sellers, counsel or its agents with an Acquisition Proposal, Sellers shall promptly notify Buyer in writing of such event with all relevant related information.

Section 8.06 Confidentiality; Public Announcements.

(a) Buyer acknowledges that the information being provided to it in connection with the transactions contemplated by this Agreement and other Transaction Documents is subject to the terms of the Confidentiality Agreement, which terms are incorporated herein by reference. The Confidentiality Agreement shall be deemed to have been terminated at the Closing Date with respect to the obligations of the Buyer solely with respect to information relating to the Purchased Assets and the Business and Sellers shall, following the Closing, treat such information as confidential information of the Buyer thereunder; provided, however, that each of the Sellers and Buyer acknowledges that any and all other information provided to it by the other and their Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement; and provided further, that Sellers may discuss any confidential information with its lenders so long as lenders agree to be bound by similar confidentiality obligations set forth in the Confidentiality Agreement.

(b) Unless and until the Closing occurs, no Party shall issue any press release or make any public statement with respect to this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby without the prior written consent of the other Parties, except that (i) any Party may make any disclosure required by applicable Law (including federal or foreign securities laws) or applicable securities exchange listing requirement if it determines in good faith that it, or any of its Affiliates, is required to do so and (ii) upon execution of this Agreement the Parties shall issue press releases announcing the transaction in a form mutually agreed upon by the Parties. A Party, with respect to each such disclosure, shall provide Sellers or the Buyer, as applicable, with prior notice and a reasonable opportunity to review and comment on the disclosure. For the avoidance of doubt, all contents of press releases and statements issued pursuant to this Section 8.06(b) shall be approved by both Buyer and the Sellers.

Section 8.07 Transitional Services Agreement.

At the Closing, Buyer and Sellers shall enter into a transitional services agreement substantially in the form of Exhibit B hereto (the “Transitional Services Agreement”).

Section 8.08 Technology and Intellectual Property License Agreement.

At the Closing, Buyer and Sellers shall enter into an intellectual property license agreement substantially in the form of Exhibit C hereto (the “Technology and Intellectual Property License Agreement”).

Section 8.09 Supply Agreement.

At the Closing, Buyer and Sellers shall enter into a supply agreement substantially in the form of Exhibit D hereto (the “Supply Agreement”).

Section 8.10 Lease Agreement.

At the Closing, Buyer and Sellers shall enter into the lease agreement substantially in the form of Exhibit E hereto (the “Lease Agreement”). At the Closing, Sellers shall cause that certain lease by and between Miran Investment Company and KV, dated September 30, 1971, as amended (the “8050 Real Property Lease”), to be assigned to Buyer in a form of assignment and assumption agreement (“Lease Assignment and Assumption Agreement”) satisfactory to Buyer together with a written consent from the landlord thereunder to such assignment and assumption of lease.

Section 8.11 Corporate Names.

(a) Except as set forth in this Section 8.11, following the Closing, Buyer shall not have any rights by virtue of this Agreement or any of the transactions or agreements contemplated hereby to the names “K-V Pharmaceutical Company,” “Ther-Rx Corporation,” or any trademarks, trade names, trade dress or logos relating to either of them (the “Corporate Names”).

(b) To the extent permitted by Law, Buyer may use in connection with its operation of the Business (i) for up to 18 months following the Closing, items of finished Product Inventory that bear any of the Corporate Names, it being understood that Buyer will use its reasonable best efforts to use or sell such items of Inventory prior to selling any other Product under the trademark or trade name of the Products; and (ii) for up to 18 months following the Closing (or such shorter period as any Governmental or Regulatory Authority shall designate), Promotional Materials that were transferred to Buyer as Purchased Assets that bear any of the Corporate Names. Buyer acknowledges and agrees that Sellers shall have no Liability arising out of or in connection with Buyer’s or its Affiliate’s use of the Marketing Materials, and Buyer shall indemnify, defend and hold Sellers and their Affiliates harmless from and against all losses incurred, paid or required to be paid by Sellers and their Affiliates, for any such Liability arising out of or in connection with Buyer’s or its Affiliate’s use of the Marketing Materials.

Section 8.12 Assistance in Collecting Certain Amounts.

From and after the Closing Date, Sellers shall, and shall cause their Affiliates to, remit within 5 Business Days of receipt, to Buyer to an account designated by Buyer any payments or other sums received by Sellers or any Affiliates after the Closing Date that relate to the Accounts Receivable and any sales or shipments made by Buyer after the Closing Date and Sellers shall, and shall cause their Affiliates to, use reasonable efforts to transmit to Buyer all written inquiries or orders, and to refer to Buyer all oral inquiries or orders, relating to the Business or the Purchased Assets that are received by Sellers or any Affiliate following the Closing Date.

Section 8.13 Differentiation of Products.

From and after the Closing, and as promptly as commercially practicable, Buyer shall institute appropriate procedures to ensure that products and goods of the Business manufactured, finished or sold by, or on behalf of, Buyer can be distinguished from products and goods of the Business manufactured, finished or sold by, or on behalf of, Sellers or their Affiliates. For example, such differentiation and distinction shall be made by adding different batch numbers and manufacturing date to such goods and products. The restrictions contained in this Section 8.13 shall not be applicable to the Product Inventory or the Marketing Materials set forth in Section 8.11(b).

Section 8.14 Regulatory Matters.

(a) From and after the transfer by Sellers to Buyer of any Regulatory Approval pursuant to the terms hereof, but consistent with Section 8.02, Section 8.03, Section 8.15 and Section 8.16 hereof, Buyer, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental or Regulatory Authority required by Law in respect of such Regulatory Approval, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental or Regulatory Authority; (ii) taking all actions and conducting all communication with third parties in respect of Products sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval) (other than investigating or defending any Actions or Proceedings pertaining to Products sold prior to the Closing Date), including responding to all complaints in respect thereof, including complaints related to tampering or contamination; and (iii) investigating all complaints and adverse drug experiences in respect of Products sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval).

(b) From and after the transfer by Sellers to Buyer of any Regulatory Approval pursuant to the terms hereof, Sellers immediately shall notify Buyer if Sellers receives a complaint or a report of an adverse drug experience in respect of a Product sold pursuant to such Regulatory Approval. In addition, Sellers shall cooperate with Buyer’s reasonable requests and use commercially reasonable efforts to assist Buyer in connection with the investigation of and response to any complaint or adverse drug experience related to a Product sold by Sellers or their Affiliates.

(c) From and after the transfer by Sellers to Buyer of any Regulatory Approval pursuant to the terms hereof, Buyer, at its cost, shall be solely responsible and liable for conducting all voluntary and involuntary recalls of units of Products sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval), including recalls required by any Governmental or Regulatory Authority and recalls of units of Products sold by Sellers or their Affiliates deemed necessary by Sellers in their reasonable discretion. Sellers shall immediately notify Buyer in the event that Sellers acquire knowledge that a recall of product sold by Sellers or their Affiliates is necessary

(d) From and after the Closing, Buyer will comply with, discharge and hold Sellers harmless from all obligations or commitments applicable to Buyer that arise out of the Consent Decree in connection with the use or operation of the Purchased Assets (including Regulatory Approvals), the Business or the Products, attributable in whole or in relevant part to occurrences and circumstances arising after the Closing. Following the Closing, Buyer shall fully cooperate in all reasonable respects with Sellers with respect to compliance or reporting obligations of Sellers, if any, under the Consent Decree after the Closing.

Section 8.15 Product Returns.

Buyer shall accept any returns of Products sold prior to the Closing Date and, at its cost, shall be solely responsible and liable for all returns of Products sold before the Closing Date. If Sellers receive any returns of Products sold before the Closing Date, Sellers shall deliver such returned Product to Buyer. In addition, Buyer, at its cost, shall be solely responsible and liable for all returns of Products sold after the Closing Date.

Section 8.16 Further Assurances.

(a) On and after the Closing, Sellers shall from time to time, at the request of Buyer, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take any other actions as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated by the Transaction Documents and to vest in Buyer good and valid title to the Purchased Assets (including assistance in the collection or reduction to Sellers’ possession of any of the Purchased Assets).

(b) On and after the Closing, Buyer shall from time to time, at the request of Sellers, take such actions as Sellers may reasonably request, in order to more effectively consummate the transactions contemplated by the Transaction Documents, including Buyer’s assumption of the Assumed Liabilities.

Section 8.17 Regulatory Transition by Sellers.

During a transitional period of up to 180 days following the Closing (or such shorter period as Buyer completes arrangements for transfer of such regulatory activities), without additional charge in addition to the Purchase Price, Sellers shall and shall cause its personnel other than the Hired Employees to provide reasonable assistance to Buyer in the maintenance of the Regulatory Approvals of the Purchased Assets and carry out the other regulatory compliance activities required to be carried out under the Regulatory Approvals and applicable law and regulations (to the extent that such activities have not then been taken over by

Buyer) in a manner and intensity of effort consistent with the regulatory procedures of Sellers during the first calendar quarter of 2011, and in accordance with all legal requirements. Buyer shall make all filings with, and take all other actions required by, applicable Governmental or Regulatory Authorities that are necessary to permit Sellers to perform their obligations under this Section 8.17.

Section 8.18 Tax Matters.

(a) (i) Consistent with item (w) of the definition of Retained Liabilities, the Sellers shall be responsible for and shall promptly pay when due all Taxes levied with respect to the Purchased Assets or the Business attributable to a Pre-Transfer Tax Period. The Buyer shall be responsible for and shall promptly pay when due all Taxed levied with respect to the Purchased Assets or the Business attributable to a Post-Transfer Tax Period. Non-income Taxes levied with respect to the Purchased Assets or the Business for a Straddle Period shall be allocated as follows: (i) in the case of any non-income Tax based upon receipts, the portion allocable to the Pre-Transfer Tax Period shall be deemed equal to the amount which would be payable if the relevant Straddle Period ended at the end of the day of the Closing Date, and (ii) in the case of any other non-income Tax, the portion allocable to the Pre-Transfer Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the Straddle Period.

(ii) Upon receipt of any bill for non-income Taxes relating to the Purchased Assets or the Business for a Straddle Period, the Buyer, on the one hand, and the Sellers, on the other hand, shall present a statement to the other setting forth the amount of reimbursement to which it is entitled pursuant to the allocation set forth in this Section 8.18(a), together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other within 10 days after delivery of such statement. In the event that the Buyer or the Sellers shall make any payment for which it is entitled to reimbursement pursuant to the allocation set forth in this Section 8.18(a), the applicable Party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. A Party shall be entitled to be reimbursed pursuant to this Section 8.18(a)(ii) only once for any particular Tax.

(b) The Sellers and the Buyer shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audits or assessments that reasonably may be expected to relate to the Purchased Assets or the Business and for which the other may have liability pursuant to this Agreement or otherwise.

(c) The Parties agree to adopt the standard procedure for reporting wages and other compensation under Revenue Procedure 2004-53.

(d) Following the Closing Date, the Buyer and its Affiliates shall not amend or cause the amendment of any Tax Returns filed prior to the Closing Date relating to the Business or the Purchased Assets which could affect the amount of any Taxes for which the Sellers are liable without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

Section 8.19 Obligations Concerning Employment.

(a) At least ten (10) Business Days prior to the Closing, Buyer shall provide a list to Sellers of the employees of Sellers providing services to the Business to whom Buyer plans to offer employment. Section 8.19(a) of the Sellers Disclosure Schedule sets forth the list of employees of Sellers providing services to the Business with their date of hire, current position, primary duties and responsibilities and current base salary. Buyer’s offer for employment may, but need not be for such position and for such base salary as are comparable to the position and the compensation that each such employee holds and performs in the Business as of the Closing Date. For purposes of this Section 8.19(a), employees whose primary duties and responsibilities are with respect to the Business shall include those persons whose primary duties and responsibilities are with respect to the Business but who are temporarily absent due to vacation or other routine matters in compliance with Law or the policies of Sellers.

(b) Effective as of the Closing, Sellers shall terminate the employment of each employee who elects to accept employment with Buyer (“Hired Employees”), and Buyer shall hire at the Closing each Hired Employee and shall continue to employ the Hired Employees in the Business for a period of not less than ninety (90) days following the Closing unless Buyer sooner terminates the employment of any Hired Employee for cause or any Hired Employee voluntarily terminates his or her employment; provided, that any Hired Employee who is receiving benefits pursuant to Sellers’ short- or long-term disability plan as of the Closing Date shall continue to receive benefits from such plan following the Closing, in accordance with the terms of such plan. Following the Closing, Sellers shall transfer to Buyer employment records relating to the Hired Employees that are under Sellers’ control. Sellers shall be fully responsible for providing or paying for any compensation or benefits payable to a non-Hired Employee whose employment Sellers terminate. Buyer shall be fully responsible for providing or paying for any unemployment compensation or any other unemployment benefits payable to a Hired Employee whose employment Buyer terminates.

Section 8.20 Health and Other Employee Benefits.

(a) Buyer shall provide the Hired Employees with a program of defined contribution/401(k), health and other welfare benefits, including vacation, personal days and paid sick leave, that are comparable, in the aggregate, with those made available to Buyer’s employees generally (the “Buyer Plans”); provided, however, that Buyer shall make commercially reasonable efforts to make such benefits immediately available to the Hired Employees as of the Closing Date who were then participants of and entitled to receive benefits under Employee Plans in effect for Sellers’ employees as of the Closing Date, without any waiting periods or limitation for preexisting conditions.

(b) Each Buyer Plan which provides medical or dental benefits (a “Buyer Medical Plan”) shall waive any restrictions and limitations for pre-existing conditions for all Hired Employees and shall give credit to each Hired Employee for any deductibles and out-of-pocket expenses paid during the current plan year by such Hired Employee under Sellers’

applicable medical and dental Plans (hereinafter collectively referred to as the “Sellers Medical Plans”). Buyer shall grant to each Hired Employee who was a participant in the Sellers Medical Plans as of the Closing Date credit for his or her prior service as an employee of Sellers for purposes of satisfying any waiting period in the Buyer Medical Plans with respect to the eligibility of participants or preexisting conditions.

(c) Buyer shall be responsible for medical and dental expenses covered under the terms of the Buyer Medical Plan incurred on or after the Closing Date by a Hired Employee and/or his or her covered dependents who are enrolled in the Buyer Medical Plan. Sellers shall be responsible for all medical and dental expenses covered under the terms of the Sellers Medical Plans incurred by a non-Hired Employee and/or his or her covered dependents.

(d) Buyer shall permit each Hired Employee who has one or more outstanding loans under a defined contribution plan maintained by Sellers and receives an “eligible rollover distribution” within the meaning of Section 402(c)(4) of the Code from such plan to elect to roll over such distribution, including such outstanding plan loans, into a tax-qualified defined contribution plan maintained by Buyer. Buyer agrees to permit each such Hired Employee to continue to repay such loan under the Buyer’s defined contribution plan under the same terms as such loan was required to be repaid under the Seller’s defined contribution plan or more favorable terms. Sellers shall take all actions necessary to vest each Hired Employee in 100% of their “employer match” as of the Closing Date under all applicable defined contribution 401(k) savings plans of Sellers intended to qualify under Section 401(a) of the Code.

(e) For purposes of vesting, participation, eligibility and matching contribution benefits, if any, Buyer shall, with respect to each benefit required to be provided under the terms of this Section 8.20, credit each Hired Employee with all service credited to the Hired Employee under each Seller’s corresponding plan, policy, program, or arrangement applicable to such Hired Employee as of the Closing Date, unless such credit will result in a duplication of benefits.

(f) Sellers shall be responsible for (and shall hold Buyer harmless with respect to) and pay or otherwise discharge, in accordance with Sellers’ current policies and practices (i) all vacation pay, personal days, sick leave and the like earned by any current or former employee of Sellers in connection with such employee’s services to Sellers, (ii) any and all severance or other payments required to be made to any current or former employee of Sellers in connection with such employee’s services to Sellers, and (iii) if applicable, any annual bonuses payable to current or former, employees of Sellers and accrued through the Closing Date.

(g) As soon as possible following the Closing Date, Sellers shall transfer to Buyer, and Buyer agrees to accept, those amounts which represent the Hired Employees’ balances as of the date of such transfer under any flexible spending accounts maintained by Sellers (the “FSAs”). Buyer shall administer the FSAs consistent with the terms of the flex plan applicable to Buyer’s employees.

Section 8.21 Health Care Continuation Coverage.

Buyer and Sellers acknowledge that, with respect to the Hired Employees, Buyer is not a successor employer for purposes of Section 601 et. seq. of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), that the Hired Employees will, as a result of the transactions contemplated by this Agreement, be deemed to have a termination of employment for purposes of COBRA, and that any COBRA notices or coverages required to be given or made available to any Hired Employee shall be given or made exclusively by Sellers. Sellers shall retain or assume responsibility for and shall indemnify and hold Buyer harmless from and against all losses incurred, paid or required under penalty of Law to be paid by Buyer: (a) with respect to all employees of a Seller (and their qualifying spouses and dependents) who experience a “qualifying event” within the meaning of Section 4980B(f)(3) of the Code which occurs on or prior to the Closing Date or (b) with respect to all employees of Sellers (and their qualifying spouses and dependents), other than the Hired Employees (and their qualifying spouses and dependents), who experience a “qualifying event” within the meaning of Section 4980B(f)(3) of the Code which occurs at any time following the Closing Date. Effective following the Closing Date, Buyer shall assume all obligations and liabilities to provide notices and make available the health care continuation coverage required under COBRA for all Hired Employees (and their qualifying spouses and dependents) who experience a “qualifying event” within the meaning of Section 4980B(f)(3) and who are eligible for, and elect, such coverage, in each case, at any time following the Closing Date.

Section 8.22 WARN Act Liability.

Buyer and Sellers acknowledge and agree that as of the Closing Date, Buyer is considered for purposes of the Worker Adjustment and Retraining Notification Act (“WARN Act”) the employer of the Hired Employees, and that Buyer shall be responsible for complying with the WARN Act with respect to the Hired Employees. Prior to the Closing Date, Sellers shall have the right to give notices under the WARN Act to the employees of the Business. Sellers shall give Buyer the opportunity to review any such notices prior to sending them to its employees. Buyer shall indemnify and hold Sellers harmless from and against all losses incurred, paid or required under penalty of law to be paid by Sellers: (a) resulting from any compliance obligations, including without limitation the obligation to give notice or pay money under the WARN Act with respect to the termination Hired Employee whose employment is terminated on or after the Closing; or (b) resulting from any claims for the Hired Employees, including without limitation claims for cash payments or the continuation of health care or other benefits. Buyer shall not take any action or make any omission after the Closing Date that, in whole or in part, results in liability for Sellers pursuant to the WARN Act or any similar state or local laws. Buyer shall indemnify the Sellers for any and all liabilities arising under the WARN Act or any similar state or local law as a result of the termination of any of the Hired Employees.

Section 8.23 Non-Solicitation of Employees, Customers and Suppliers.

(a) For a period of three (3) years from and after the Closing Date, anywhere in the United States, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly (i) solicit or hire any employee of Sellers who is not a Hired Employee, or encourage any such employee to either leave the employment of or cease working for or with Sellers or their

Affiliates; provided that the foregoing shall not apply to any employees of Sellers no longer employed by Sellers or its Affiliates or to any employees that respond to published solicitations and advertisements not specifically directed to any of Sellers’ employees, or (ii) induce any customer or supplier of Sellers or any Affiliate of Sellers to refuse to do business with Sellers or any of their Affiliates, as the case may be. Notwithstanding anything to the contrary contained herein, except to the extent that any such action would violate the terms of the Technology and Intellectual Property License Agreement, Buyer shall not be restricted from doing business with any customer or supplier of Sellers or any Affiliate of Sellers on more favorable terms than of Sellers or Sellers’ Affiliate, or from offering any generic version of any branded product offered by Sellers.

(b) For a period of three (3) years from and after the Closing Date, anywhere in the United States, Sellers shall not, and shall cause its Affiliates not to, directly or indirectly (i) solicit or hire any employee of Buyer whether or not a Hired Employee, or encourage any such employee to either leave the employment of or cease working for or with Buyer or its Affiliates; provided that the foregoing shall not apply to any employees of Buyer no longer employed by Buyer or its Affiliates or to any employees that respond to published solicitations and advertisements not specifically directed to any of Buyer’s employees, (ii) manufacture, offer, market, sell or distribute any Generic Product that contains the same active ingredient in the same dosage and in the same form as any of the Products included in the Purchased Assets; or (iii) induce any customer or supplier of Buyer or any Affiliate of Buyer (whether a customer or supplier of Buyer or any of its Affiliates before or after Closing) to refuse to do business with Buyer or any Affiliates of Buyer.

(c) Each of Buyer and Sellers acknowledges that the length of time and geographic restriction pertaining to all prohibitions in this Section 8.23 both are reasonable and necessary for the legitimate protection of their respective business and interests.

(d) Each party expressly agrees and understands that the remedy at law for any breach by the other Party or its Affiliates of this Section 8.23 will be inadequate and that the damages flowing from such breach may not be readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of a Party’s violation of this Section 8.23, non-breaching Party will be entitled to seek immediate injunctive relief and may seek to obtain a temporary restraining order restraining any threatened or further breach. Nothing in this Section 8.23 shall be deemed to limit a Party’s remedies at law or in equity for any breach by the other Party of any of the other provisions of this Agreement that may be pursued by or available to the Parties. In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in this Section 8.23 is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy may be enforced. In the event that a Party violates any legally enforceable provision of this Section 8.23 as to which there is a specific time period during which such Party is prohibited from taking certain actions or engaging in certain activities, then, in such event the violation will toll the running of the time period from the date of the violation until the violation ceases.

Section 8.24 Products Liability Tail Insurance.

Sellers shall take all actions necessary or appropriate for Buyer to be included for a three-year period from and after the Closing Date as an additional insured on Sellers’ products liability insurance coverage for up to five million dollars ($5,000,000) with respect to potassium chloride products shipped by Sellers after September 1, 2010.

Section 8.25 Name Change.

Within ten (10) Business Days following the Closing, Nesher shall change its corporate name to remove any reference to the name “Nesher” or any other trade name acquired by Buyer pursuant to this Agreement or any name licensed to Buyer pursuant to the Technology and Intellectual Property License Agreement. The Sellers agree that from and after the Closing Date, Sellers shall, and shall cause it Affiliates, to, cease to use any products, written materials, including, labels, packing materials, letterhead, marketing materials and other materials, in each case which include the words “Nesher.” The Sellers acknowledge and agree that, after the Closing Date, it shall not have the right to use the words “Nesher.” As promptly as practicable after the Closing Date, the Sellers shall file in all jurisdictions in which Nesher is qualified to do business any documents necessary to reflect such change of name or terminate its qualifications therein. In connection with enabling Buyer, at or after Closing, to use the name “Nesher”, the Sellers shall, simultaneously with the Closing, execute and deliver to Buyer all documents related to such change of name as may be requested by Buyer, and will otherwise cooperate with Buyer in effecting such name change.

Section 8.26 Accounts Receivable.

From and after the Closing, Buyer shall use commercially reasonable efforts to collect all Accounts Receivable transferred at the Closing. In connection with the calculation of Final OWC, any Accounts Receivable deemed uncollectible pursuant to Section 4.02 shall be, at Buyer’s election, either (i) included as an asset in the calculation of Final OWC without any offsetting liability or reserve, and Buyer shall be entitled to pursue collection thereof, or (ii) excluded from the calculation of Final OWC, and assigned and transferred by the Buyer to Sellers following determination of Final OWC, and Sellers shall be entitled to independently pursue collection of any such Accounts Receivable.

Section 8.27 Environmental Review.

Prior to the date hereof, Buyer shall have engaged a reputable environmental consulting firm (the “Buyer Consultant”) to complete Phase I environmental site assessments of the Owned Real Property (the “Phase I Reports”). As soon as practicable, but in any event prior to July 7, 2011, Buyer shall deliver to Sellers all written Phase I Reports prepared by the Buyer Consultant. In the event that any such Phase I Reports identify a “recognized environmental condition” in which the Buyer Consultant concludes that environmental clean-up or remediation is required to comply with applicable Environmental Law (recognizing that the Owned Real Property will be used for commercial or industrial purposes), and that the cost of clean-up or remediation to comply with applicable Environmental Law is reasonably likely to exceed the amount of $100,000 (an “Environmental Condition”), KV shall be entitled to engage a reputable environmental consulting firm (the “Sellers Consultant”) to conduct an independent assessment of such asserted Environmental Condition, and Buyer and Buyer’s Consultant shall cooperate fully with such assessment. In the event that the Buyer Consultant and the Sellers Consultant shall disagree as to whether an Environmental Condition exists within 15 days from the date of Sellers’ receipt of the Phase I Reports, Sellers and Buyer will immediately appoint a third independent environmental consulting firm to resolve the matters in dispute and determine if an Environmental Condition exists, and the determination of such independent environmental consulting firm will be final, binding and conclusive on the Parties. In the event that KV agrees an Environmental Condition exists or an Environmental Condition is conclusively determined to exist pursuant to this Section 8.27, Sellers shall have five Business Days following such determination to notify Buyer in writing whether Seller agrees to remediate or be financially responsible for remediation of such Environmental Condition to comply with applicable Environmental Law. In the event that Seller does not notify Buyer as provided above, then either Buyer or Sellers may terminate this Agreement in accordance with Section 12.01(g).

Section 8.28 Transferred Assets and Retained Assets.

As promptly as practicable after the date hereof and, in any event, prior to the Closing Date, Buyer and Sellers shall jointly cooperate with respect to a detailed review by Buyer of the schedules of Transferred Assets and Retained Assets. If as a result of such review, Buyer identifies any tangible Assets which it reasonably believes: (i) are necessary for the operation of the Business with respect to the manufacture, quality control and other aspects of the Business related to the Products set forth on Section 1.01(aaaaa) under the headings “Approved Products” and “Pending Products” in a manner consistent with the Historical Operations without any consideration of (A) any planned operation of the Business by Buyer following the Closing Date in a manner inconsistent with the Historical Operations, or (B) any finding or determination following the date hereof regarding the adequacy or condition of the Transferred Assets by the FDA or any other Governmental or Regulatory Authority, or any third party auditor, CGMP expert or consultant acting pursuant to the Consent Decree or on behalf of any Governmental or Regulatory Authority, and (ii) have an aggregate replacement value in excess of $100,000, and (iii) were erroneously omitted from, or included in, the list of Transferred Assets set forth on Section 1.01(kkkkkk) of the Sellers’ Disclosure Schedule or the list of Retained Assets set forth on Section 1.01(mmmmm) of the Sellers’ Disclosure Schedule, then Buyer shall promptly notify Sellers in writing of such tangible Assets. Promptly following receipt of such notice, representatives of Buyer and Sellers shall meet and negotiate in good faith to resolve the issues identified by Buyer in the notice. If as a result of any such negotiations, the Parties agree to modify the list of Transferred Assets and/or the list of Retained Assets, the modified list or lists shall replace the list or lists attached hereto and no breach of any representation or warranty or covenant shall be deemed to have occurred pursuant to this Agreement.

Article IX. Conditions to the Obligations of Sellers

The obligation of Sellers to effect the Closing and the transactions contemplated by this Agreement and other Transaction Documents is subject to the satisfaction (or waiver by Sellers) at its sole discretion, at or before the Closing, of each of the following conditions:

Section 9.01 Representations and Warranties.

All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though given on and as of such date (except that those representations and warranties that address matters only as of a specific date need only be true and correct as of such date), except that the representations and warranties of Buyer that by their terms are qualified by “materiality” or “Buyer Material Adverse Effect” shall be true and correct in all respects.

Section 9.02 Covenants and Agreements.

Buyer shall have performed or complied with, in all material respects, all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date, except that the covenants, conditions, obligations and agreements of Buyer that by their terms are qualified by “materiality” or “Buyer Material Adverse Effect” shall be true and correct in all respects.

Section 9.03 No Actions or Proceedings.

No Law or Actions or Proceedings that prohibit, question or challenge the validity or legality of the transactions contemplated by this Agreement or the other Transaction Documents shall have been instituted or threatened and not settled or otherwise terminated.

Section 9.04 Consents.

All Sellers Governmental Consents, Required Sellers Third Party Consents, Buyer Governmental Consents, and Required Buyer Third Party Consents shall have been obtained or made, as the case may be.

Section 9.05 Other Deliverables.

Buyer shall have delivered or caused to be delivered to the Sellers each of the documents, materials and funds specified in Section 5.02(b).

Section 9.06 No Material Adverse Effect.

No Buyer Material Adverse Effect shall have occurred as of the Closing Date.

Article X. Conditions to the Obligations of Buyer

The obligation of Buyer to effect the Closing and the transactions contemplated by this Agreement and other Transaction Documents is subject to the satisfaction (or waiver by Buyer at its sole discretion), at or before the Closing, of each of the following conditions:

Section 10.01 Representations and Warranties.

All representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though given on and as of such date (except that those representations and warranties that address matters only as of a specific date need only be true and correct as of such date), except that the representations and warranties of Sellers that by their terms are qualified by “materiality” or “Sellers Material Adverse Effect” shall be true and correct in all respects.

Section 10.02 Covenants and Agreements.

Sellers shall have performed or complied with, in all material respects, all covenants, obligations, conditions and agreements required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date except that the covenants, obligations, conditions and agreements of Sellers that by their terms are qualified by “materiality” or “Sellers Material Adverse Effect” shall be true and correct in all respects.

Section 10.03 No Actions or Proceedings.

No Law or Actions or Proceedings that prohibit, question or challenge the validity or legality of the transactions contemplated by this Agreement or the other Transaction Documents shall have been instituted or threatened and not settled or otherwise terminated.

Section 10.04 Consents.

All Sellers Governmental Consents, Required Sellers Third Party Consents, Buyer Governmental Consents, and Required Buyer Third Party Consents shall have been obtained or made, as the case may be.

Section 10.05 Other Deliverables.

Sellers shall have delivered or caused to be delivered to the Buyer each of the documents, materials and funds specified in Section 5.02(a).

Section 10.06 No Material Adverse Effect.

No Sellers Material Adverse Effect shall have occurred as of the Closing Date.

Section 10.07 Title Insurance

Buyer shall have obtained the Title Insurance Policies from the Title Company insuring, at Buyer’s sole effort and expense, Buyer’s fee simple title to each Owned Real Property or Buyer’s legal, valid, binding and enforceable leasehold interest in the Leased Real Property (as the case may be), as of the Closing Date (including all recorded appurtenant easements, insured as separate legal parcels), with gap coverage from Sellers through the date of recording, subject only to Permitted Liens, in such amount as Buyer reasonably determines to be the value of the real property insured thereunder and which shall include such endorsements reasonably required by Buyer and which shall otherwise be in a form and substance reasonably acceptable to Buyer.

Section 10.08 Surveys

Buyer shall have obtained, at Buyer’s sole effort and expense, no later than 10 days prior to the Closing Date, a survey for each parcel of Owned Real Property, dated no earlier than the date of this Agreement, prepared by a surveyor licensed in the jurisdiction where the real property is located, reasonably satisfactory to Buyer and in a form as required by the Title Company as a condition to the removal of standard survey exceptions from the Title Insurance Policies, and certified to Buyer, Buyer’s lender and the Title Company, in a form and with a certification satisfactory to each of such parties (the “Surveys”). The Surveys shall not disclose any material encroachment from or onto any of the Owned Real Property or any portion thereof or any other survey defect that has not been cured to Buyer’s reasonable satisfaction prior to the Closing.

Article XI. Indemnification

Section 11.01 Survival of Representations, Warranties, Etc.

The representations and warranties of the Parties contained in Article VI and Article VII hereof shall survive the Closing until twelve (12) months after the Closing Date; provided, however, that the representations and warranties of Sellers in Section 6.09(d) and shall survive the Closing until twenty-four (24) months after the Closing Date; and provided further, that the representations and warranties of the Sellers in Section 6.10 shall survive the Closing until thirty-six (36) months after the Closing Date; and provided further, that the representations and warranties of the Sellers in Section 6.01, Section 6.02, Section 6.07 and Section 6.09(c) (“Sellers Fundamental Representations”) and of the Buyer in Section 7.01 and Section 7.02 (“Buyer Fundamental Representations”, and together with Sellers Fundamental Representations, the “Fundamental Representations”) hereof shall survive the Closing and continue in full force and effect until sixty (60) days following the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections. The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the “R&W Expiration Date” with respect to such representation or warranty. The covenants and agreements of the Parties hereto contained herein shall survive the Closing and continue in full force and effect until sixty (60) days following the completion of the obligations applicable to such covenant or agreement, unless as specifically provided otherwise in this Agreement (the “Covenants Expiration Date,” and together with the R&W Expiration Date, the “Expiration Date”). So long as an Indemnified Party gives a notice under Section 11.03 or Section 11.04 for such indemnification claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification under Section 11.02(a) or Section 11.02(b), as applicable, with respect to the claim included in such notice. In the event notice of any claim for indemnification under Section 11.02(a) or Section 11.02(b) hereof shall have been given on or prior to the applicable Expiration Date, and such claim has not been finally resolved on or prior to such Expiration Date, the representations and warranties and covenants that are the subject of such claim shall survive the Expiration Date of such representations or warranties or covenants until such claim is finally resolved, but such representations and warranties and covenants shall only survive with respect to such asserted claim.

Section 11.02 Indemnification.

(a) By Sellers. Following the Closing, subject to the terms of this Article XI, Sellers shall, jointly and severally, indemnify, reimburse, defend and hold harmless Buyer, its Affiliates, and their respective officers, shareholders, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, Liabilities, damages, pending or threatened lawsuits, deficiencies, claims and expenses (including reasonable fees and disbursements of attorneys) (collectively, the “Damages”), incurred in connection with or arising out of (i) any breach of any covenant or agreement of Sellers set forth in this Agreement; (ii) the inaccuracy or breach of any representation or warranty made by Sellers in this Agreement; (iii) the Retained Liabilities; (iv) Liabilities for Taxes with respect to bulk sales (or similar Laws) pursuant to Section 4.04 and Section 4.05; (v) the ownership and operation of Business and Purchased Assets on or prior to the Closing; (vi) any fees, expenses or other payments incurred or owed by the Sellers to any brokers, financial advisors or comparable other Persons retained or employed by any Seller in connection with the transactions contemplated by this Agreement; (vii) any Actions relating to Products sold by Sellers at or prior to the Closing or finished Products included in the Purchased Assets, including, any product recalls and product liability claims, relating to adverse events or otherwise; (viii) any Actions made by employees that are not Hired Employees for payment of accrued vacation pay, personal days, sick leave, severance or bonuses for the period prior to the Closing; and (ix) any Actions described in Section 6.12 of the Sellers Disclosure Schedule.

(b) By Buyer. From and after the Closing, subject to the terms of this Article XI, Buyer shall indemnify, defend and hold harmless Sellers, their Affiliates and their respective officers, shareholders, directors, employees, agents, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant or agreement made by Buyer in this Agreement; (ii) the inaccuracy or breach of any representation or warranty made by Buyer in this Agreement; (iii) the Assumed Liabilities; (iv) the ownership and operation of the Business and Purchased Assets after the Closing; (v) any fees, expenses or other payments incurred or owed by the Buyer to any brokers, financial advisors or comparable other Persons retained or employed by Buyer in connection with the transactions contemplated by this Agreement; and (vi) any Actions relating to Products sold by Buyer from and after the Closing except for finished Products included in the Purchased Assets, including, any product recalls and product liability claims, relating to adverse events or otherwise.

Section 11.03 Indemnification Procedure.

(a) If, subsequent to the Closing, any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification for, or receives notice of the assertion or commencement of any Third Party Claim as to which such Indemnified Party intends to seek indemnification under this Agreement, such Indemnified Party shall give reasonably prompt written notice of such claim to the Party from whom indemnification is to be sought (an “Indemnifying Party”), together with a statement of any reasonably available information regarding such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such claim, by which notice the Indemnifying Party shall specify the counsel it will appoint to defend such claim, to conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party. The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim. If the Indemnifying Party delivers a Defense Notice to the Indemnified Party, the Indemnified Party will reasonably cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by the Indemnifying Party.

(b) If the Indemnifying Party shall fail to give a Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject Third Party Claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable costs and expenses, including attorney fees, of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party elects to conduct the defense of the subject Third Party Claim, the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one counsel for all Indemnified Parties in connection with any Third Party Claim. The Indemnifying Party if it conducts the defense of the Third Party Claim or the Indemnified Party if it conducts the defense of the Third Party Claim shall not compromise or settle the Third Party Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Regardless of which Party defends a Third Party Claim, the other Party shall have the right, at its expense, to participate in the defense of such Third Party Claim, assisted by counsel of its own choosing.

(d) Subject to this Article XI, once all disputes concerning the Indemnifying Party’s indemnification obligations as to a particular claim or amount has been resolved by a final decision, judgment or award rendered by a Governmental or Regulatory Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an indemnification claim hereunder, the Indemnifying Party shall be required to pay, if not paid earlier, all indemnification amounts so due and owing to the Indemnified Party by wire transfer of immediately available funds within 10 Business Days after the date of such notice.

Section 11.04 Direct Claims.

It is the intent of the Parties that all direct claims by an Indemnified Party against a Party not arising out of Third Party Claims shall be subject to and benefit from the terms of this Article XI. Any claim under this Article XI by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, together with a statement of information reasonably supporting such claim, and the Indemnifying Party will have a period of 30 days within which to satisfy such Direct Claim. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party at Law or in equity.

Section 11.05 Reduction of Damages.

(a) Any Damages of an Indemnified Party shall be reduced by receipt of applicable payment under insurance policies or from third parties (net of the expenses of the recovery thereof) not affiliated with the Indemnified Party. If indemnification payments shall have been received prior to the collection of such proceeds, the Indemnified Party shall promptly remit to the Indemnifying Party the amount of such proceeds (net of the cost of collection thereof) to the extent of indemnification payments received in respect of such Damages. The Indemnified Party shall use commercially reasonable efforts to (i) collect insurance proceeds available to offset such Damages under insurance policies maintained by the Indemnified Party (i.e., the Indemnified Party shall respond to such Damages in the same manner as it would respond to such Damages in the absence of the indemnification provided for in this Article XI) and (ii) recover from third parties alleged to be responsible for such Damages. Each Party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Damages.

(b) Any Damages of an Indemnified Party shall be reduced by any Tax benefit that the Indemnified Party or any of its Affiliates actually realizes as a result of the event giving rise to indemnification. If indemnification payments shall have been received prior to the realization of such Tax benefit, the Indemnified Party shall remit to the Indemnifying Party, within thirty (30) days after the filing of the Tax Return on which such Tax benefit is actually realized, the amount of such Tax benefit. The Parties shall use their commercially reasonable efforts to realize any Tax benefit that would have the effect of reducing any Damages. For purposes of this Section 11.05(b), a Tax benefit shall equal the actual reduction in Income Taxes payable by the Indemnified Party and its Affiliates on their Tax Returns for the Tax year of the event giving rise to indemnification and shall be computed by comparing the Income Taxes the Indemnified Party and its Affiliates paid for such Tax year with the amount of Income Taxes the Indemnified Party and its Affiliates would have paid for the same Tax year if the event giving rise to indemnification had not occurred.

(c) No Indemnified Party will be entitled to indemnification under this Article XI if such indemnification would result in duplicative recovery for the same Damages.

(d) In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Damages” be deemed to include, (a) consequential, incidental or indirect damages, lost profits or punitive, special or exemplary damages and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Damages or (b) in the case of Buyer, any loss, liability, damage or expense to the extent included as a liability or expense on the Business Balance Sheet or to the extent included in the calculation of Final OWC.

(e) Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

Section 11.06 Limitations on Indemnities.

(a) Sellers shall not have any indemnification obligations pursuant to Section 11.02(a)(ii), except to the extent that the aggregate amount of Damages incurred or suffered by the Buyer Indemnified Parties that Sellers are otherwise responsible for under Section 11.02(a)(ii) hereof and Section 5.3(a)(ii) of the Technology and Intellectual Property License Agreement exceeds Three Hundred Thousand Dollars ($300,000) (the “Indemnity Threshold”), at which time the Buyer Indemnified Parties shall be entitled to assert claims against Sellers for Damages in excess of, but excluding, the Indemnity Threshold, except for claims based on actual fraud; provided, that Sellers shall not have any indemnification obligations pursuant to Section 11.02(a)(ii) for any individual claim for Damages of less than Fifteen Thousand Dollars ($15,000) (the “Claim Threshold”) and no such claim shall be included in calculating the Indemnity Threshold; and provided further, that except for claims based on actual fraud the maximum aggregate liability of Sellers for all claims by Buyer under Section 11.02(a)(ii) hereof and Section 5.3(a)(ii) of the Technology and Intellectual Property License Agreement shall not exceed the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Indemnity Cap”). Notwithstanding the foregoing, the Indemnity Threshold shall not apply to Damages incurred or suffered by Buyer as a result of Sellers’ breach of its representations and warranties set forth in Section 6.10.

(b) Buyer shall not have any indemnification obligations pursuant to Section 11.02(b)(ii), except to the extent that the aggregate amount of Damages incurred or suffered by Sellers that Buyer is otherwise responsible for under Section 11.02(b)(ii) exceeds the Indemnity Threshold, at which time Sellers shall be entitled to assert claims against Buyer for Damages in excess of, but excluding, the Indemnity Threshold, except for claims based on fraud; provided, that Buyer shall not have any indemnification obligations pursuant to Section 11.02(b)(ii) for any individual claim for Damages of less than the Claim Threshold and no such claim shall be included in calculating the Indemnity Threshold; provided further, that except for claims based on actual fraud the maximum aggregate liability of Buyer for all claims by Sellers under Section 11.02(b)(ii) shall not exceed the Indemnity Cap.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Indemnity Threshold, Claim Threshold and Indemnity Cap (i) shall not apply to breaches or inaccuracies of any of the Sellers Fundamental Representations or the Buyer Fundamental Representations, (ii) shall not apply to Sellers’ indemnification obligations under Section 11.02(a)(iii), (iv), (v), (vi), or (vii) or to Buyer’s indemnification obligations under Section 11.02(b)(iii), (iv), (v), (vi) or (vii), and (iii) shall not apply to, or in any way limit or impair the rights of a Party to pursue, any rights, remedies or claims based on fraud, gross negligence or willful misconduct.

(d) Notwithstanding anything to the contrary in this Agreement, except with respect to actual fraud, the remedies provided by this Article XI shall be deemed the sole and exclusive remedies of the Parties, from and after the Closing Date, with respect to the subject matters of the indemnification provisions of this Article XI, and the Parties each hereby waive to the extent permitted by applicable Law any other remedy and any theory of recovery or cause of action (other than enforcement of contractual remedies pertaining to indemnification under this Article XI, as permitted hereby), to which they or any Person entitled to indemnification hereunder may have at law or in equity with respect thereto.

Section 11.07 Indemnification Payments.

All amounts payable by Sellers to Buyer pursuant to Sellers indemnification obligations in this Article XI shall first be first made out of the amounts available in the Escrow Account in accordance with this Agreement and the Escrow Agreement.

Article XII. Termination

Section 12.01 Methods of Termination.

The transactions contemplated by this Agreement and the other Transaction Documents may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Sellers and Buyer;

(b) by either Sellers or Buyer in writing if the Closing shall not have occurred by August 26, 2011 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 12.01(b) shall not be available to any Party whose breach of any representation or warranty or whose failure to perform or observe in any material respect any covenant or obligation contained in this Agreement has been the cause of or resulted in the failure of the Closing;

(c) by either Sellers or Buyer in writing if there shall be in effect any Law or Order of any Governmental or Regulatory Authority that prohibits or restrains the Parties from consummating the transactions contemplated by the Transaction Documents or if the Closing would violate any final and non-appealable Order;

(d) by either Sellers or Buyer in writing if the other Party has breached any material obligation hereunder that remains uncured for a period of 30 days after written notice and demand for cure thereof by the non-breaching Party, unless such breach is not capable of cure in which event the non-breaching Party may terminate immediately;

(e) by Sellers in writing if (i) Buyer breaches any of its respective representations, warranties, covenants or agreements contained herein such that the conditions to Closing set forth in Section 10.01 or Section 10.02 would not be satisfied, and (ii) such breach is either incapable of being cured or has not been cured by Buyer by the earlier of (A)the Termination Date or (B)30 days after receipt of written notice from Sellers to Buyer informing Buyer of such breach (this 30-day termination prior notice period shall not apply with respect to a breach of any covenants or agreements to be performed at the Closing), provided, that Sellers are not, as of the date it seeks to terminate this Agreement, in material breach of its obligations hereunder;

(f) by Buyer in writing if (i) Sellers breach any of their respective representations, warranties, covenants or agreements contained herein such that the conditions to Closing set forth in Section 9.01 or Section 9.02 would not be satisfied, and (ii) such breach is either incapable of being cured or has not been cured by Sellers by the earlier of (A)the Termination Date or (B)30 days after receipt of written notice from Buyer to Sellers informing Sellers of such breach (this 30-day termination prior notice period shall not apply with respect to a breach of any covenants or agreements to be performed at the Closing), provided, that Buyer is not, as of the date it seeks to terminate this Agreement, in material breach of its obligations hereunder; or

(g) by either Party pursuant to Section 8.27.

Section 12.02 Procedure upon Termination.

In the event of termination under Section 12.01 hereof, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement and the other Transaction Documents shall be terminated, without further action by the Parties hereto. If the transactions contemplated by this Agreement and the other Transaction Documents are terminated as provided herein:

(a) Each Party, if requested in writing, will redeliver or destroy all documents, work papers and other material of the other Party and its Affiliates relating to the transactions contemplated by this Agreement and the Transaction Documents, whether so obtained before or after the execution hereof, to the Party furnishing the same;

(b) All confidential information received by any Party hereto with respect to the business of any other Party or its Affiliates shall be treated in accordance with the Confidentiality Agreement; and

(c) No Party hereto and none of their respective directors, officers, stockholders, Affiliates or controlling Persons shall have any further liability or obligation to any other Party to this Agreement except as stated in subparagraphs (a) and (b) of this Section, except that (i) nothing in this Section 12.02 shall prejudice any rights, claims, or causes of action that may have accrued hereunder or with respect hereto prior to the date of such termination and (ii) the provisions of Article XII and Article XIII of this Agreement and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XIII. Miscellaneous

Section 13.01 Notices.

All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, or by facsimile transmission with answer back confirmation, or mailed (postage prepaid by certified or registered mail, return receipt requested), or by nationally recognized overnight courier that maintains records of delivery to the Parties, at the following addresses or facsimile numbers:

If to Buyer to:

Zydus Pharmaceuticals (USA), Inc.

73 Route 31 N.

Pennington, NJ 08534

Attn: Joseph Renner

Telephone: (609)730.1900

Facsimile: (609)730.1998

With copies to:

Pepper Hamilton LLP

Suite 400, 301 Carnegie Center

Princeton, New Jersey 08543-5276

Attn.: Michael J. Mann, Esq.

Telephone: (609) 951.4174

Facsimile: (609) 452.1147

If to Sellers to:

K-V Pharmaceutical Company

One Corporate Woods Drive

Bridgeton, Missouri 63044

Attn: General Counsel

Telephone: (314) 645-6600

Facsimile: (314) 646-3785

With copies to:

Thompson Coburn LLP

One US Bank Plaza

St. Louis, Missouri 63101

Attn: Thomas A. Litz, Esq.

Telephone: (314) 552-6072

Facsimile: (314) 552-7072

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon receipt, (b) if delivered by facsimile to the facsimile number as provided in this Section, be deemed given upon receipt by the sender of the answer back confirmation and (c) if delivered by mail in the manner described above or by overnight courier to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving written notice specifying such change to the other Parties hereto in accordance with the terms of this Section.

Section 13.02 Entire Agreement.

This Agreement (and all Exhibits and Schedules attached hereto, the Transaction Documents and all other documents delivered in connection herewith) supersedes all prior discussions and agreements among the Parties with respect to the subject matter hereof and contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.

Section 13.03 Waiver.

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

Section 13.04 Amendment.

This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party hereto.

Section 13.05 Third Party Beneficiaries.

The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

Section 13.06 Assignment; Binding Effect.

Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto, other than to an Affiliate or successor entity of such Party with a guarantee of performance by the assigning Party, and any attempt to do so, other than as permitted above, will be void. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

Section 13.07 Headings

The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 13.08 Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.

Section 13.09 Specific Performance; Remedies.

The Parties hereby acknowledge and agree that the failure of any Party to this Agreement to perform such Party’s obligations hereunder in accordance with their specific terms or to otherwise comply with such obligations, including such Party’s failure to take all actions as are necessary on such Party’s part to consummate the transactions contemplated hereby, would cause irreparable injury to the other Parties to this Agreement for which money damages or other legal remedies, even if available, would not be an adequate remedy. Accordingly, each of the Parties hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations or to prevent or restrain breaches and threatened breaches, and to the granting by any such court of the remedy of specific performance of the terms and conditions hereof and to cause the transactions contemplated by the Transaction Documents to be consummated to the fullest extent allowed by Law and without the necessity of proving actual damages or posting any type of bond. All remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 13.10 Sellers Disclosure Schedule.

Every matter, document or item referred to, set forth or described in one section of the Sellers Disclosure Schedule shall be deemed to be disclosed under each and every part, category or heading of the Sellers Disclosure Schedule and all other schedules contained therein, and shall be deemed to qualify the representations and warranties in this Agreement, to the extent that the applicability of such matter, document or item is readily apparent on its face. The inclusion of information in the Sellers Disclosure Schedule shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to the Sellers or the Business. In addition, matters reflected in the Sellers Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Sellers Disclosure Schedule. Any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Sellers Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Sellers Disclosure Schedule is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Sellers Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Sellers Disclosure Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

Section 13.11 No Additional Representations; Disclaimer

(a) Buyer acknowledges and agrees that none of the Sellers nor any of their respective Affiliates or representatives, nor any other Person acting on behalf of the Sellers or any of their respective Affiliates or representatives has made any (and Buyer and its Affiliates have not relied on any) representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Purchased Assets or the Business, except as expressly set forth in this Agreement and other Transaction Documents or as and to the extent required by this Agreement to be set forth in the Sellers Disclosure Schedule. Buyer further agrees that Sellers and their respective Affiliates or representatives will not have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including the Project Knicks Summary Overview dated Fall 2010, and any information, document or material made available to Buyer or its Affiliates or representatives in certain “data rooms” and online “data sites,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

(b) Buyer acknowledges and agrees that it is consummating the transactions contemplated by this Agreement and the other Transaction Documents without reliance on any representation or warranty, express or implied, by the Sellers or any of their respective Affiliates or representatives, except for the representations and warranties of the Sellers expressly set forth in Article VI.

(c) In connection with Buyer’s investigation of the Business and the Purchased Assets, Buyer has received from or on behalf of the Sellers certain projections, including projected statements of operating revenues and income from operations of the Business and certain business plan information of the Business and the Sellers. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against Sellers or its Affiliates or representatives with respect thereto. Accordingly, the Sellers make no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and Buyer has not relied thereon.

Section 13.12 Payments under Agreement.

Each Party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset, on the dates specified herein (with time being of the essence).

Section 13.13 Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

Section 13.14 Consent to Jurisdiction and Forum Selection.

THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE INITIATED AND TRIED EXCLUSIVELY IN THE COURT OF CHANCERY OR FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE. THE AFOREMENTIONED CHOICE OF VENUE IS INTENDED BY THE PARTIES TO BE MANDATORY AND NOT PERMISSIVE IN NATURE, THEREBY PRECLUDING THE POSSIBILITY OF LITIGATION BETWEEN THE PARTIES WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT IN ANY JURISDICTION OTHER THAN THAT SPECIFIED IN THIS SECTION. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR SIMILAR DOCTRINE OR TO OBJECT TO VENUE WITH RESPECT TO ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION, AND STIPULATES THAT THE AFOREMENTIONED COURT OF CHANCERY AND FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE SHALL HAVE PERSONAL JURISDICTION AND VENUE OVER EACH OF THEM FOR PURPOSES OF LITIGATING ANY DISPUTE, CONTROVERSY OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HEREBY AUTHORIZES AND AGREES TO ACCEPT SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT AS CONTEMPLATED BY THIS SECTION BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID TO ITS ADDRESS FOR THE GIVING OF NOTICES AS SET FORTH IN THIS AGREEMENT, OR IN THE MANNER SET FORTH IN SECTION 13.01 OF THIS AGREEMENT FOR THE GIVING OF NOTICE. ANY FINAL JUDGMENT RECEIVED AGAINST A PARTY IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AS TO THE SUBJECT OF SUCH FINAL JUDGMENT AND MAY BE ENFORCED IN OTHER JURISDICTIONS IN ANY MANNER PROVIDED BY LAW.

Section 13.15 Waiver of Jury Trial.

THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 13.16 Expenses.

Except as otherwise provided in this Agreement, each Party hereto shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 13.17 Counterparts.

This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 13.18 Schedules, Exhibits and Other Agreements.

The Exhibits, Schedules, other agreements, certificates and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement. Any disclosure that is made in any of the Schedules or certificates delivered pursuant to this Agreement shall be deemed responsive to any other applicable disclosure obligation hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto all as of the date first above written.

KV PHARMACEUTICAL COMPANY

By:	/s/ Greg Divis
Name: Greg Divis
Title: President and CEO

NESHER PHARMACEUTICALS INC.

By:	/s/ Greg Divis
Name: Greg Divis
Title: President

DRUGTECH CORPORATION

By:	/s/ Greg Divis
Name: Greg Divis
Title: President

ZYDUS PHARMACEUTICALS (USA), INC.

By:	/s/ JD Renner
Name: JD Renner
Title: CEO

ZYNESHER PHARMACEUTICALS (USA) LLC

By:	/s/ JD Renner
Name: JD Renner
Title: CEO